UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_______________________________

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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GARTNER, INC.
(Name of Registrant as Specified in Its Charter)
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April 18, 2022
Dear Stockholder:

On behalf of the Board of Directors and Management of Gartner, Inc., you are invited to attend our 2022 Annual Meeting of Stockholders to be held on Thursday, June 2, 2022, at 10 a.m. Eastern Time, via live audio webcast over the internet at www.virtualshareholdermeeting.com/IT2022. Stockholders or their legal proxy holders can participate, submit questions, vote, and examine our stockholder list at the Annual Meeting by visiting www.virtualshareholdermeeting.com/IT2022 and using a valid control number. As always, we encourage you to vote your shares prior to the Annual Meeting.
Details of the business to be conducted at the meeting are given in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow this letter. The 2021 Annual Report to Stockholders is also included with these materials.
We have mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2022 Proxy Statement and our 2021 Annual Report to Stockholders, and how to vote online on the three management Proposals put before you this year. The Notice also includes instructions on how to request a paper or email copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement and Annual Report, and proxy card or voting instruction card. Stockholders who previously either requested paper copies of the proxy materials or elected to receive the proxy materials electronically did not receive a Notice and will receive the proxy materials in the format requested.
In addition, by following the e-consent instructions in the proxy card, stockholders may go paperless in future solicitations and request proxy materials electronically by email on an ongoing basis.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to review the proxy materials and vote your shares, regardless of the number of shares you hold, as soon as possible. You may vote by proxy over the internet or by telephone using the instructions provided in the Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can also vote by following the instructions on the proxy card or voting instruction card. Instructions regarding the three methods of voting are contained in the Notice, proxy card or voting instruction card.
If you have any questions about the meeting, please contact our Investor Relations Department at (203) 316-6537.
Sincerely,
Eugene A. Hall
Chief Executive Officer

2022 Proxy Statement

56 Top Gallant Road
Stamford, Connecticut 06902
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 2, 2022

Time:	10:00 a.m. Eastern Time

Location:	Attend the annual meeting online, including submitting questions and voting, at www.virtualshareholdermeeting.com/IT2022

Matters To Be Voted On:	(1) Election of eleven members of our Board of Directors;

(2) Approval, on an advisory basis, of the compensation of our named executive officers; and

(3) Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year.

Record Date:	April 7, 2022 – You are eligible to vote if you were a stockholder of record on this date.

Proxy Voting:
You may vote by internet, telephone or mail, regardless of whether you plan to participate in the Annual Meeting. As always, we recommend voting in advance. Please refer to the section entitled “Information Concerning Proxy Materials and the Voting of Proxies – How Can You Vote?” on page 48 of the Proxy Statement for a description of how to vote.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/IT2022. Online check-in will be available approximately 15 minutes before the meeting starts. Stockholders of record as of the close of business on April 7, 2022, the Record Date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the Record Date during the Annual Meeting, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/IT2022, enter the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”), and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. For more information about how to attend the Annual Meeting online, please see “Information Concerning Proxy Materials and the Voting of Proxies – How Can I Participate in the 2022 Annual Stockholders’ Meeting?” on page 46 of the Proxy Statement.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 10:30 a.m. Eastern Time on the date specified above and at the location specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of the company’s website at https://investor.gartner.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 2, 2022: We are making this Notice of Annual Meeting, this Proxy Statement and our 2021 Annual Report available on the Internet at www.proxyvote.com and mailing copies of these Proxy Materials to certain stockholders on or about April 18, 2022. Stockholders of record at the close of business on April 7, 2022 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,
Jules Kaufman
Secretary
Stamford, Connecticut
April 18, 2022

2022 Proxy Statement

2022 Proxy Statement

56 Top Gallant Road
Stamford, Connecticut 06902
www.virtualshareholdermeeting.com/IT2022
_______________________
PROXY STATEMENT
_______________________
For the Annual Meeting of Stockholders to be held on June 2, 2022
GENERAL INFORMATION
The Annual Meeting and Proposals
The 2022 Annual Meeting of Stockholders of Gartner, Inc. will be held on Thursday, June 2, 2022, at 10:00 a.m. Eastern Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in greater detail below. This Proxy Statement and form of proxy, together with our 2021 Annual Report to Stockholders, are being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and any adjournment of the meeting, and are first being made available to our stockholders on or around April 18, 2022. We will refer to our company in this Proxy Statement as “we”, “us”, the “Company” or “Gartner.” The three proposals to be considered and acted upon at the Annual Meeting, which are described in more detail in this Proxy Statement, are:
•Election of eleven (11) nominees to our Board of Directors;
•Approval, on an advisory basis, of the compensation of our named executive officers; and
•Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year.
Management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement for action at the 2022 Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons designated by the Company as proxies may vote the shares of common stock (“Common Stock”) they represent in their discretion.
The 2022 Annual Meeting of Stockholders will be held in a virtual meeting format only, on the above date and time, via live audio webcast. Stockholders or their legal proxy holders can participate, submit questions, vote, and examine our stockholder list at the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/IT2022 and using a valid control number. For more information about how to attend the Annual Meeting online, please see “Information Concerning Proxy Materials and the Voting of Proxies – How Can I Participate in the 2022 Annual Stockholders’ Meeting?” on page 46 of the Proxy Statement. As always, we encourage you to vote your shares prior to the Annual Meeting.
This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical or current facts, including statements regarding our plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K.
Forward-looking and other statements in this proxy statement regarding our environmental, social, governance (“ESG”) and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the Securities and Exchange Commission. In addition, historical, current, and forward-looking ESG and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

2022 Proxy Statement	1

THE BOARD OF DIRECTORS
General Information about our Board of Directors
Our Board of Directors of Gartner, Inc. (the “Board”) currently has eleven directors who serve for annual terms. Our CEO, Eugene A. Hall, has an employment agreement with the Company that obligates the Company to include him on the slate of nominees to be elected to our Board during the term of the agreement. See Executive Compensation – Certain Employment Agreements with Executive Officers – Mr. Hall below. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption.
Each member of our Board has been nominated for election at the 2022 Annual Meeting. See Proposal One – Election of Directors on page 14. In July 2021, Diana Ferguson was appointed to the Board for a term expiring at the 2022 Annual Meeting and has been recommended for election. Set forth below are the name, age, principal occupation for the last five years, public company board experience, selected additional biographical information and period of service as a director of the Company of each director, as well as a summary of each director’s experience, qualifications and background which, among other factors, support their respective qualifications to continue to serve on our Board.

Peter E. Bisson, 64, director since 2016
Mr. Bisson retired from McKinsey & Company, a global management consulting business, in 2016 where he last served as Director and Global Leader of the High Tech Practice. Mr. Bisson held a number of other leadership positions at McKinsey & Company, including chair of its knowledge committee, which guides the firm’s knowledge investment and communication strategies, member of the firm’s shareholders committee, and leader of the firm’s strategy and telecommunications practices. In more than 30 years at McKinsey & Company, Mr. Bisson advised a variety of multinational public companies in the technology-based products and services industry. Mr. Bisson is also a director of Automatic Data Processing, Inc.
Mr. Bisson’s experience includes advising clients on corporate strategy and M&A, design and execution of performance improvement programs and marketing and technology development, which qualifies him to serve as a director.

Richard J. Bressler, 64, director since 2006
Mr. Bressler is President, Chief Operating Officer and Chief Financial Officer of iHeartMedia, Inc., a mass media company. iHeartMedia, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in March 2018 and emerged from bankruptcy in May 2019.
From July 2013 to April 2019, Mr. Bressler also served as the Chief Financial Officer of Clear Channel Outdoor Holdings, Inc., an outdoor advertising company. Prior to joining iHeartMedia, he served as Managing Director of Thomas H. Lee Partners, L.P., a Boston-based private equity firm, from 2006 to July 2013. He joined Thomas H. Lee Partners from his role as Senior Executive Vice President and Chief Financial Officer of Viacom Inc., where he managed all strategic, financial, business development and technology functions. Mr. Bressler has also served in various capacities with Time Warner Inc., including Chairman and Chief Executive Officer of Time Warner Digital Media and Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc., he was a partner with the accounting firm of Ernst & Young. Mr. Bressler is currently a director of iHeartMedia, Inc., and a former director of The Nielsen Company B.V. and Warner Music Group Corp.
Mr. Bressler qualifies as an audit committee financial expert, and his extensive financial and operational roles at large U.S. public companies bring a wealth of management, financial, accounting and professional expertise to our Board and Audit Committee.

2022 Proxy Statement	2

The Board of Directors

Raul E. Cesan, 74, director since 2012
Mr. Cesan is the Founder and Managing Partner of Commercial Worldwide LLC, an investment firm. Prior thereto, he spent 25 years at Schering-Plough Corporation, serving in various capacities of substantial responsibility: the President and Chief Operating Officer (from 1998 to 2001); Executive Vice President of Schering-Plough Corporation and President of Schering-Plough Pharmaceuticals (from 1994 to 1998); President of Schering Laboratories, U.S. Pharmaceutical Operations (from 1992 to 1994); and President of Schering – Plough International (from 1988 to 1992). Mr. Cesan was also a director of The New York Times Company until April 2018.
Mr. Cesan’s extensive operational and international experiences provide valuable guidance to our Board and Compensation Committee.

Karen E. Dykstra, 63, director since 2007
Ms. Dykstra served as Chief Financial and Administrative Officer from November 2013 to July 2015, and as Chief Financial Officer from September 2012 to November 2013, of AOL, Inc., an online service provider. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior thereto, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and prior thereto as Vice President – Finance, Corporate Controller and in other capacities. Ms. Dykstra is a director of VMware, Inc. and a former director of Crane Co., AOL, Inc. and Boston Properties, Inc.
Ms. Dykstra qualifies as an audit committee financial expert, and her extensive management, financial, accounting and oversight experience provide important expertise to our Board and Audit Committee.

Diana S. Ferguson, 59, director since 2021
Diana S. Ferguson is the founder and principal of Scarlett Investments, LLC, an investment and advisory company for middle-market consumer products businesses founded in 2013. From 2015 to 2020, she served as CFO of Cleveland Avenue, LLC, a venture capital investment company. Previously, Ms. Ferguson also served as CFO of the Chicago Board of Education; senior vice president and CFO at The Folgers Coffee Company; and executive vice president and CFO of Merisant Worldwide, Inc., a manufacturer of sweetener products. Ms. Ferguson currently serves as a director of Mattel, Inc. and Sally Beauty Holdings, Inc. Ms. Ferguson is a former director of Frontier Communications Corporation, TreeHouse Foods, Inc. and Invacare Corporation.
Ms. Ferguson brings extensive financial and public company director experience to the Board.

Anne Sutherland Fuchs, 74, director since 1999
Ms. Fuchs served as Group President, Growth Brands Division, Digital Ventures, a division of J.C. Penney Company, Inc., from November 2010 until April 2012. She also served as Chair of the Commission on Women’s Issues for New York City during the Bloomberg Administration, a position she held from 2002 through 2013. Previously, Ms. Fuchs served as a consultant to companies on branding and digital initiatives, and as a senior executive with operational responsibility at LVMH Moët Hennessy Louis Vuitton, Phillips de Pury & Luxembourg and several publishing companies, including Hearst Corporation, Conde Nast, Hachette and CBS. Ms. Fuchs is also a director of Pitney Bowes Inc.
Ms. Fuchs’ executive management, content and branding skills plus operations expertise, her knowledge of government operations and government partnerships with the private sector, and her keen interest and knowledge of diversity, governance and executive compensation matters provide important perspective to our Board and its Governance and Compensation Committees.

2022 Proxy Statement	3

The Board of Directors

William O. Grabe, 83, director since 1993
Mr. Grabe is an Advisory Director of General Atlantic LLC, a global private equity firm. Prior to joining General Atlantic in 1992, Mr. Grabe was a Vice President and Corporate Officer of IBM Corporation. Mr. Grabe is presently a director of Lenovo Group Limited. He is a former director of Infotech Enterprises Limited, Compuware Corporation, Patni Computer Systems Ltd. (now known as iGate Computer Systems Limited), Covisint Corporation and QTS Realty Trust Inc. Mr. Grabe is also a trustee of the Nature Conservatory in Florida and the NYU Entrepreneurial Institute, as well as a member of the Board of Grand Canyon Trust and the UCLA Anderson School of Management Board of Visitors.
Mr. Grabe’s extensive senior executive experience, his knowledge of business operations and his vast knowledge of the global information technology industry have made him a valued member of the Board and Governance Committee.

Eugene A. Hall, 65, director since 2004
Mr. Hall is the Chief Executive Officer of Gartner. Prior to joining Gartner as Chief Executive Officer in 2004, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and services company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.
As Gartner’s CEO, Mr. Hall is responsible for developing and executing on the Company’s operating plan and business strategies in consultation with the Board of Directors and for driving Gartner’s business and financial performance and is the sole management representative on the Board.

Stephen G. Pagliuca, 67, director since 1990 (except for six months in 2009 when he entered the U.S. Senate race for Massachusetts)
Mr. Pagliuca is a Managing Director of Bain Capital Private Equity, LP, a global private equity firm, and Co-Chairman of Bain Capital, L.P. He is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982, and founded the Information Partners private equity fund for Bain Capital in 1989. Prior to joining Bain, Mr. Pagliuca worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a former director of Kioxia Holdings Corporation, Burger King Holdings, Inc., HCA, Inc. (Hospital Corporation of America), Quintiles Transnational Corporation, Warner Chilcott PLC, the Weather Company and Axis Bank, Ltd. He currently serves on the Board of Directors of II-VI Incorporated and Virgin Voyages.
Mr. Pagliuca has deep subject matter knowledge of Gartner’s history, the development of its business model and the global information technology industry, as well as financial and accounting matters.

Eileen M. Serra, 67, director since 2017
Ms. Serra retired from JPMorgan Chase & Co., an international financial services company, in February 2018, where she last served as a Senior Advisor focusing on strategic growth initiatives across Chase Consumer and Community Banking businesses. From 2012 to 2016, she served as the CEO of Chase Card Services. Prior to joining Chase Card Services in 2006, Ms. Serra was a Managing Director at Merrill Lynch. She was a Senior Vice President at American Express and a partner at McKinsey & Company earlier in her career. Ms. Serra is a former director of Seven Oaks Acquisition Corp. She is currently a director of Capital One Financial Corporation and Boxed, Inc.
Ms. Serra has extensive operational and management experience, having held senior positions at some of the world’s largest companies, which allows her to provide valuable guidance to our Board.

James C. Smith, 81, director since 2002 and Chairman of the Board since 2004
Mr. Smith was Chairman of the Board of First Health Group Corp., a national health benefits company until its sale in 2004. He also served as First Health’s Chief Executive Officer from January 1984 through January 2002 and President from January 1984 to January 2001.
Mr. Smith’s long-time expertise and experience as the founder, senior-most executive and chairman of the board of a successful large public company provides a unique perspective and insight into management and operational issues faced by the Board, Audit Committee and our CEO. This experience, coupled with Mr. Smith’s personal leadership qualities, qualify him to continue to serve as Chairman of the Board.

2022 Proxy Statement	4

The Board of Directors
Director Skills, Experience and Expertise
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of Gartner’s directors, because of their particular relevance to the Company’s business and structure. The following matrix does not encompass all the experience, qualifications, attributes or skills of our directors.

	Bisson	Bressler	Cesan	Dykstra	Ferguson	Fuchs	Grabe	Hall	Pagliuca	Serra	Smith	Total
Industry Experience	✓	✓		✓				✓		✓		5
Technology	✓			✓			✓	✓	✓			5
Public Company Boards	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	10
International	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		10
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Corporate Governance	✓				✓	✓	✓				✓	5
Accounting		✓	✓	✓	✓				✓		✓	6
Capital Markets		✓		✓	✓				✓			4
Executive Compensation		✓	✓	✓	✓	✓	✓	✓		✓	✓	9
Strategic Planning/ Business Development/ M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Sales & Marketing			✓			✓	✓			✓	✓	5
Gender Diversity				✓	✓	✓				✓		4
Racial/Ethnic Diversity			✓		✓							2

18%
Ethnically Diverse Directors
45%
Female or Ethnically Diverse Board
36%
Female Directors

4 female directors
2 ethnically diverse directors
45% of our Board members are ethnically or gender diverse
10 of 11 independent director nominees
Board Committees consist of only independent directors
Majority Vote Standard
The Company has adopted a majority vote standard for the election of directors which provides that a nominee must receive more FOR votes than AGAINST votes for election as a director. Should a nominee fail to achieve this threshold, the nominee must immediately tender his or her resignation to the Board. The Nominating and Governance Committee will then recommend to the Board whether to accept or reject the tendered resignation, and the Board, in its discretion, will

2022 Proxy Statement	5

The Board of Directors
consider and act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.
Compensation of Directors
The Compensation Committee, in consultation with the Governance Committee, reviews all forms of independent director compensation and approves changes, when appropriate. The Compensation and Governance Committees are supported in this review by Exequity, LLP. The review examines director compensation in relation to two comparator groups: Peer Group and General Industry Reference Group. The Peer Group includes the same companies used to benchmark executive pay. The General Industry Reference Group includes 100 companies with median revenues similar to that of Gartner. Regular review of the director compensation program ensures that the director compensation is reasonable and reflects a mainstream approach to the structure of the compensation components and the method of delivery. Director compensation is primarily reviewed in relation to the Peer Group. Director compensation in 2021 was determined to approximate the median of the Peer Group, and as such, no changes were made to director compensation. The section that follows describes the current director compensation program and components.
Directors who are also employees receive no fees for their services as directors. Non-management directors are reimbursed for their meeting attendance expenses and receive the following compensation for their service as director:

Annual Director Retainer Fee:
$60,000 per director and an additional $100,000 for our non-executive Chairman of the Board, payable in arrears in four equal quarterly instalments, on the first business day of each quarter. These amounts are paid in common stock equivalents (“CSEs”) granted under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”), except that a director may elect to receive up to 50% of this fee in cash. The CSEs convert into Common Stock on the date the director’s continuous status as a director terminates, unless the director elects accelerated release as provided in the 2014 Plan. The number of CSEs awarded is determined by dividing the aggregate director fees owed for a quarter (other than any amount payable in cash) by the closing price of the Common Stock on the first business day following the close of that quarter.

Annual Committee Chair Fee:	$10,000 for the chair of our Governance Committee and $15,000 for the chairs of our Audit and Compensation Committees. Amounts are payable in the same manner as the Annual Director Retainer Fee.
Annual Committee Member Fee:
$7,500 for our Governance Committee members, $10,000 for our Compensation Committee members and $15,000 for our Audit Committee members. Committee chairs receive both a committee chair fee and a committee member fee. Amounts are payable in the same manner as the Annual Director Retainer Fee.

Annual Equity Grant:
$240,000 in value of restricted stock units (“RSUs”), awarded annually on the date of the Annual Meeting. The number of RSUs awarded is determined by dividing $240,000 by the closing price of the Common Stock on the award date. The RSUs vest one year after grant subject to continued service as director through that date; release may be deferred beyond the vesting date at the director’s election.

2022 Proxy Statement	6

The Board of Directors
Director Compensation Table
This table sets forth compensation earned or paid in cash, and the grant date fair value of equity awards made, to our non-management directors on account of services rendered as a director in 2021. Mr. Hall receives no additional compensation for service as director.

Name	Fees Earned Or Paid ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Peter E. Bisson	67,330	239,798	307,129
Richard J. Bressler	89,969	239,798	329,767
Raul E. Cesan	69,645	239,798	309,444
Karen E. Dykstra	75,133	239,798	314,931
Diana S. Ferguson	25,543	203,689	229,232
Anne Sutherland Fuchs	92,765	239,798	332,563
William O. Grabe	77,275	239,798	317,073
Stephen G. Pagliuca	60,023	239,798	299,821
Eileen M. Serra	69,645	239,798	309,444
James C. Smith	175,118	239,798	414,916
(1)Includes amounts earned in 2021 and paid in cash and/or CSEs on account of the Annual Director Retainer Fee, Annual Committee Chair Fee and/or Annual Committee Member Fee, described above. Does not include reimbursement for meeting attendance expenses. For Ms. Ferguson, represents the pro rata Annual Director Retainer Fee from July 29, 2021, the date of her appointment to the Board.
(2)Except for Ms. Ferguson, represents the grant date value of an annual equity award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, consisting of 1,029 RSUs that vest on June 3, 2022, one year from the date of the 2021 Annual Meeting (unless deferred release was elected), subject to continued service through that date. The number of RSUs awarded was calculated by dividing $240,000 by the price of our Common Stock on June 3, 2021 ($233.04) (rounded down to the nearest whole number).
(3)For Ms. Ferguson, represents the grant date value of an annual equity award computed in accordance with FASB ASC Topic 718, consisting of 660 RSUs that will vest on June 3, 2022, one year from the date of the 2021 Annual Meeting, subject to continued service through the date. The number of RSUs awarded was calculated by dividing $203,835 ($240,000 pro-rated from July 29, 2021, the date of her appointment to the Board, to June 3, 2022) by the price of our Common Stock on August 16, 2021 ($308.62), the date of grant (rounded down to the nearest whole number).
Director Stock Ownership and Holding Period Guidelines
The Board believes directors should have a financial interest in the Company. Accordingly, each director is required to hold shares of Gartner common stock with a value of not less than five (5) times the Annual Director Retainer Fee ($60,000). Directors are required to achieve the guideline within three years of joining the Board. In the event a director has not satisfied the guideline within such three-year period, he/she will be required to hold 50% of net after-tax shares received from the Company either in the form of equity awards or released CSEs until the guideline is achieved. We permit directors to apply deferred and unvested equity awards towards satisfying these requirements. As of December 31, 2021, all our directors were in compliance with these guidelines.

2022 Proxy Statement	7

CORPORATE GOVERNANCE
Gartner is committed to maintaining strong corporate governance practices.

Corporate Governance Highlights:
➣	Independent Chairman of the Board
➣	Majority voting for directors
➣	Annual election of directors
➣	Annual Board and Committee performance evaluation
➣	Executive sessions after Board and Committee meetings
➣	10 out of 11 directors are independent
➣	4 out of 11 directors are women
➣	2 out of 11 directors identifies as racially/ethnically diverse
➣	Fully independent Board committees
➣	Annual director affirmation of compliance with Code of Conduct
➣	Annual director evaluation of CEO
➣	Annual review of director compensation by the Compensation Committee
➣	Independent compensation consultant
Board Principles and Practices
Our Board Principles and Practices (the “Board Guidelines”) are reviewed annually and revised in light of legal, regulatory or other developments, as well as emerging best practices, by our Governance Committee and Board. The Board Guidelines, which are posted on https://investor.gartner.com, describe the Board’s responsibilities, its role in strategic development and other matters, discussed below.
Director Independence
Our Board Guidelines require that our Board be comprised of a majority of directors who meet the criteria for independence from management set forth by the New York Stock Exchange (the “NYSE”) in its corporate governance listing standards.
Our committee charters likewise require that our standing Audit, Compensation and Governance/Nominating Committees be comprised only of independent directors. Additionally, the Audit Committee members must be independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee members must be independent under Rule 16b-3 promulgated under the Exchange Act as well as applicable NYSE corporate governance listing standards, and they must qualify as outside directors under regulations promulgated under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).
Utilizing all of these criteria, as well as all relevant facts and circumstances, the Board annually assesses the independence from management of all non-management directors and committee members by reviewing the commercial, financial, familial, employment and other relationships between each director and the Company, its auditors and other companies that do business with Gartner. Because of our worldwide reach, it is not unusual for Gartner to engage in ordinary course of business transactions involving the sale of research or consulting services with entities affiliated with one of our directors, or their immediate family members. The Board considered these transactions in determining director independence and determined that such transactions did not impair any director’s independence.
After analysis and recommendation by the Governance Committee, the Board determined that:
•all non-management directors who served during the 2021 fiscal year (Peter Bisson, Richard Bressler, Raul Cesan, Karen Dykstra, Diana Ferguson, Anne Sutherland Fuchs, William Grabe, Stephen Pagliuca, Eileen Serra and James Smith) are independent under the NYSE listing standards;

2022 Proxy Statement	8

Corporate Governance
•our Audit Committee members (Ms. Dykstra and Messrs. Bressler and Smith) are independent under the criteria set forth in Section 10A-3 of the Exchange Act; and
•our Compensation Committee members (Mr. Cesan and Mses. Fuchs and Serra) are independent under the criteria set forth in Exchange Act Rule 16b-3 as well as under applicable NYSE corporate governance listing standards, and qualify as “outside directors” under Code Section 162(m) regulations.
Board Leadership Structure
The leadership of our Board rests with our independent Chairman of the Board, Mr. James C. Smith. Gartner believes that the separation of functions between the CEO and Chairman of the Board provides independent leadership of the Board in the exercise of its management oversight responsibilities, increases the accountability of the CEO and creates transparency in the relationship among executive management, the Board of Directors and stockholders. Additionally, in view of Mr. Smith’s extensive experience as a chief executive officer of a major corporation, he is able to provide an independent point of view to our CEO on important management and operational issues.
Risk Oversight
The Board of Directors, together with management, oversees risk (including cybersecurity risk) at Gartner. The Board exercises its oversight both directly and through its committees. Each committee keeps the Board informed of its oversight efforts through regular reporting to the full Board by the committee chairpersons. The Company’s strategic objectives and activities are presented by executive management to the Board and approved annually and more frequently as necessary. The Board and/or Audit Committee receives quarterly updates on cybersecurity matters from the Company’s Chief Information Officer. In addition, the Board and/or the Governance Committee receives quarterly updates on Gartner’s approach and progress on ESG matters. The Risk (Internal Audit) function reports directly to the Audit Committee and provides quarterly reports to the committee. The committee reviews the results of the internal audit annual risk assessment and the proposed internal audit plan. Subsequent quarterly meetings include an update on ongoing internal audit activities, including results of audits and any changes to the audit plan. Risk also meets with the Audit Committee in executive session on a quarterly basis.
The General Counsel, who serves as Chief Compliance Officer, also reports directly to the Audit Committee on a quarterly basis concerning the effectiveness and status of the Company’s legal and ethical compliance program and initiatives, hotline activities and litigation matters.
The Company maintains internal controls and procedures over financial reporting, as well as enterprise wide internal controls, which are updated and tested annually by management and our independent registered public accounting firm. Any internal control deficiencies and the status of remediation efforts as well as any findings of the Disclosure Controls Committee are reported to the Audit Committee on a quarterly basis.
COVID-19 Risk Oversight
Our Board has been actively overseeing the Company’s critical work in the ongoing COVID-19 pandemic, including regular updates from and discussions with the Company’s executives on the impact to the Company’s associates, operations and clients. The Board’s review and discussion around this ongoing crisis spans a broad range of matters, including protecting the health and safety of our employees and clients, providing COVID-related research to our clients and evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters.
Risk Assessment of Compensation Policies and Practices
Management conducts an annual risk assessment of the Company’s compensation policies and practices, including all executive, non-executive and business unit compensation policies and practices, as well as the variable compensation policies applicable to our global sales force. The results of this assessment are reported to the Compensation Committee. For 2021, management concluded, and the Compensation Committee agreed, that no Company compensation policies and practices created risks that were reasonably likely to have a material adverse effect on the Company.

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Corporate Governance
Management Succession Planning
Succession planning is one of the Board’s most critical functions—to develop leaders who will successfully build the Company’s business. The Board and the Governance/Nominating Committee regularly review and discuss management development and succession plans for the Chief Executive Officer and his direct reports. This review includes an assessment of senior executives and their potential as successor to the Chief Executive Officer.
Human Capital Management
The Compensation Committee is responsible for overseeing human capital management at Gartner and, at least annually, reviews the Company’s strategies, initiatives and programs related to human capital management, including with respect to matters such as talent recruitment, development and retention, and our commitments and progress on inclusion and diversity and employee engagement. During 2021, the Board and its Committees also reviewed and discussed with management the impact of COVID-19 on Gartner’s employees, clients, and business, and management’s strategies and initiatives designed to protect the health and safety of our employees, clients and the communities in which we operate. For additional information about our environmental, social and governance strategies, programs and initiatives, including human capital management matters, please review our Corporate Responsibility Report located on our website at www.gartner.com, under the “Corporate Responsibilities” link in the “About” tab.
Board and Committee Meetings and Annual Meeting Attendance
Our Board held five meetings in 2021. During 2021, all our directors attended at least 75% of the Board and committee meetings held during the periods in which such director served as a director and/or committee member. At each regular quarterly Board and committee meeting, time is set aside for the non-management directors to meet in executive session without management present. Mr. James C. Smith, our non-executive Chairman of the Board, presides over the executive sessions at the Board meetings, and each committee chairperson presides over the executive sessions at their respective committee meetings. Directors are not required, but are invited, to attend the Annual Meeting of Stockholders. In 2021, Mr. Hall and other executive officers of the Company attended the 2021 Annual Meeting of Stockholders.
Committees Generally and Charters
As noted above, our Board has three standing committees: Audit, Compensation and Governance/Nominating, and all committee members have been determined by our Board to be independent under applicable standards. Our Board has approved a written charter for each standing committee, which is reviewed annually and revised as appropriate. The table below provides information for each Board committee in 2021:

Name	Audit	Compensation	Governance/Nominating
Peter E. Bisson			✓
Richard J. Bressler	✓ (Chair)
Raul E. Cesan		✓
Karen E. Dykstra	✓
Diana S. Ferguson
Anne Sutherland Fuchs		✓ (Chair)	✓
William O. Grabe			✓ (Chair)
Stephen G. Pagliuca
Eileen M. Serra		✓
James C. Smith	✓
Meetings Held in 2021:	5	7	4

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Corporate Governance
Audit Committee

Our Audit Committee serves as an independent body to assist in Board oversight of:
✓	the integrity of the Company’s financial statements;
✓	the Company’s compliance with legal and regulatory requirements;
✓	the independent registered public accounting firm’s retention, qualifications and independence; and
✓	the Company’s Risk (including cybersecurity risk), Compliance and Internal Audit functions.
Gartner has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has determined that both Ms. Dykstra and Mr. Bressler qualify as audit committee financial experts, as defined by the rules of the Securities and Exchange Commission (the “SEC”), and that all members have the requisite accounting or related financial management expertise and are financially literate as required by the NYSE corporate governance listing standards.
Additionally, the Audit Committee is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm, KPMG; approves the engagement letter describing the scope of the annual audit; approves fees for audit and non-audit services; provides an open avenue of communication among the independent registered public accounting firm, the Risk and Internal Audit functions, management and the Board; resolves disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting for the purpose of issuing an audit report in connection with our financial statements and our internal control over financial reporting; and prepares the Audit Committee Report required by the SEC and included in this Proxy Statement on page 42 below.
The independent registered public accounting firm reports directly to the Audit Committee. By meeting with the independent registered public accounting firm, the internal auditor, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, any changes thereto and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls. Additionally, our internal audit and compliance functions report directly to the Audit Committee. After each Audit Committee meeting, the Committee meets separately with the CFO, the Chief Compliance Officer, the internal auditor and the independent registered public accounting firm without management present.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number and web-submission form, in local language, managed by a third party is available for confidential and anonymous submission of concerns relating to accounting, auditing and illegal or unethical matters, as well as alleged violations of law, Gartner’s Code of Conduct or any other policies. All submissions to the hotline are reported to the General Counsel and Chief Compliance Officer (or designee, who determines the mode of investigation), the internal auditor and the Audit Committee at each regular meeting. The General counsel, as the Company’s Chief Compliance Officer, and his designees provide quarterly reports to the Audit Committee on ethics and compliance matters. The Audit Committee has the power and funding to retain independent counsel and other advisors as it deems necessary to carry out its duties.

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Corporate Governance
Compensation Committee

Our Compensation Committee has responsibility for:
✓	administering and approving all elements of compensation for the Chief Executive Officer and other executive officers;
✓	approving, by direct action or through delegation, all equity awards, grants, and related actions under the provisions of our equity plan, and administering the plan;
✓	participating in the evaluation of CEO and other executive officer performance (with the input and oversight of the Governance/Nominating Committee and the Chairman of the Board);
✓	approving the peer group used for executive compensation benchmarking purposes;
✓	evaluating the independence of all compensation committee advisers;
✓	providing oversight in connection with company-wide compensation programs;
✓	approving the form and amount of director compensation in consultation with the Governance/Nominating Committee; and
✓	reviewing the Company’s strategies initiatives and programs related to human capital management.
The Compensation Committee reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement, recommended its inclusion herein (and in our 2021 Annual Report on Form 10-K) and issued the related report to stockholders as required by the SEC (see Compensation Committee Report on page 27 below).
Exequity, LLP (“Exequity”) was retained by the Compensation Committee to provide information, analyses and advice to the Committee during various stages of 2021 executive compensation planning. Exequity reports directly to the Compensation Committee chair. In the course of conducting its activities, Exequity attended meetings of the Compensation Committee and briefed the Committee on executive compensation trends generally.
The Compensation Committee has assessed the independence of Exequity and has concluded that Exequity is independent and that its retention presents no conflicts of interest either to the Committee or the Company.
Final decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by its consultants. Please refer to the Compensation Discussion & Analysis beginning on page 17 for a more detailed discussion of the Compensation Committee’s activities with respect to executive compensation.
Compensation Committee Interlocks and Insider Participation. During 2021, no member of the Compensation Committee served as an officer or employee of the Company, was formerly an officer of the Company or had any relationship with the Company required to be disclosed under Transactions with Related Persons below. Additionally, during 2021, no executive officer of the Company: (i) served as a member of the compensation committee (or full board in the absence of such a committee) or as a director of another entity, one of whose executive officers served on our Compensation Committee; or (ii) served as a member of the compensation committee (or full board in the absence of such a committee) of another entity, one of whose executive officers served on our Board.

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Corporate Governance
Governance/Nominating Committee

Our Governance/Nominating Committee (the “Governance Committee”) has responsibility for:
✓	the size, composition and organization of our Board;
✓	the independence of directors and committee members under applicable standards;
✓	our corporate governance policies, including our Board Principles and Practices;
✓	the criteria for directors and the selection of nominees for election to the Board;
✓	committee assignments;
✓	assisting the Compensation Committee in determining the form and amount of director compensation;
✓	the performance evaluation of our CEO and management succession planning;
✓	the annual Board and Committee performance evaluations; and
✓	oversight and review of our environmental, social and governance priorities and initiatives.
While the Governance/Nominating Committee has not specified minimum qualifications for candidates it recommends, it will consider the qualifications, skills, expertise, qualities, diversity, age, gender, availability and experience of all candidates that are presented for consideration. The Board assesses its effectiveness in this regard as part of the annual Board and director evaluation process. At the present time, four of our eleven directors are women, and two of our eleven directors identify as racially/ethnically diverse. The Board utilizes a concept of diversity that extends beyond race, gender and national origin to encompass the viewpoints, professional experience and other individual qualities and attributes of candidates that will enable the Board to select candidates who are best able to carry out the Board’s responsibilities and complement the mix of talent and experience represented on the Board. In connection with its annual evaluation, the Board considers the appropriateness of the qualifications of existing directors given then current needs.
Candidates for Board nomination may be brought to the attention of the Governance Committee by current Board members, management, stockholders or other persons. Spencer Stuart, a third-party search firm, initially recommended Ms. Ferguson as a prospective Board member. All potential new candidates are fully evaluated by the Governance Committee using the criteria described above, and then considered by the entire Board for nomination.
Director Candidates submitted by Stockholders: Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by writing to the Chairman of the Governance/Nominating Committee, c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212, and indicating the recommended candidate’s name, biographical data, professional experience and any other qualifications. In addition, stockholders wishing to propose candidates for election must follow our advance notice provisions. See Process for Submission of Stockholder Proposals for our 2023 Annual Meeting on page 50.
Code of Ethics and Code of Conduct
Gartner has adopted a CEO & CFO Code of Ethics which applies to our CEO, CFO, controller and other financial managers, and a Global Code of Conduct, which applies to all Gartner officers, directors and employees, wherever located. Annually, each officer, director and employee affirms compliance with the Global Code of Conduct. See Proxy and Voting Information—Available Information below.

2022 Proxy Statement	13

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors
Our Board, acting through the Governance Committee, is responsible for presenting for stockholder consideration each year a group of nominees that, taken together, has the experience, qualifications, attributes and skills appropriate and necessary to carry out the duties and responsibilities of, and to function effectively as, the board of directors of Gartner. The Governance Committee regularly reviews the composition of the Board in light of the needs of the Company, its assessment of board and committee performance, and the input of stockholders and other key stakeholders. The Governance Committee looks for certain common characteristics in all nominees, including integrity, strong professional experience and reputation, a record of achievement, constructive and collegial personal attributes and the ability and commitment to devote sufficient time and effort to board service. In addition, the Governance Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills that will enable the Board as a whole to effectively manage the array of issues it will confront in furtherance of its duties. These individual qualities can include matters such as experience in the technology industry; experience managing and operating large public companies; international operating experience; financial, accounting, executive compensation and capital markets expertise; and leadership skills and experience.
All of the nominees listed below are incumbent directors who have been nominated by the Governance Committee and Board for election and have agreed to serve another term. For additional information about the nominees and their qualifications, please see General Information about our Board of Directors on page 2 above. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies may be voted for a nominee designated by the present Board to fill the vacancy. Each person elected as a director will continue to be a director until the 2023 Annual Meeting of Stockholders or a successor has been elected.

Peter E. Bisson	William O. Grabe
Richard J. Bressler	Eugene A. Hall
Raul E. Cesan	Stephen G. Pagliuca
Karen E. Dykstra	Eileen M. Serra
Diana S. Ferguson	James C. Smith
Anne Sutherland Fuchs
RECOMMENDATION OF OUR BOARD
Our Board unanimously recommends that you vote FOR the election of each of the eleven nominees to our Board of Directors.
_______________________

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EXECUTIVE OFFICERS
General Information about our Current Executive Officers:

Eugene A. Hall 65

Chief Executive Officer and director since 2004. Prior to joining Gartner as Chief Executive Officer, he was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and services company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.

Kenneth Allard 51

Executive Vice President, Chief Marketing Officer since April 2019. Mr. Allard joined Gartner as Group Vice President, Consulting in 2017 following the acquisition of L2, Inc., where he was CEO. Previously, he was a Managing Director at Huge Inc., a full service digital agency, and held senior leadership positions at research and consulting companies including Edgewater Technology Inc., Jupiter Media Metrix Inc. and Gartner, where he started his career.

Joseph Beck 61

Executive Vice President, Global Technology Sales since November 2017. In his more than 25 years at Gartner, he has served as Senior Vice President, Americas End User Sales and Managing Vice President. Mr. Beck joined Gartner in 1997 when we acquired Datapro Information Services. He held sales positions at McGraw-Hill earlier in his career.

Alwyn Dawkins 56

Executive Vice President, Global Business Sales since July 2020. Prior to that, he led the Conferences function from 2008 – 2020. Previously at Gartner, he has served as Group Vice President, Asia/Pacific Sales, based in Sydney, Australia, and prior thereto, as Group Vice President, Gartner Events, where he held global responsibility for exhibit and sponsorship sales across the portfolio of Gartner events. Prior to joining Gartner in 2002, Mr. Dawkins spent ten years at Richmond Events, culminating in his role as Executive Vice President responsible for its North American business.

Michael P. Diliberto 56

Executive Vice President & Chief Information Officer has been our Chief Information Officer since May 2016. Previously, he served as CIO at Priceline, a leader in online travel and related services. Before joining Priceline, he held several senior technology positions at the online division of News Corp, where he was instrumental in establishing an online presence for News Corp brands such as Fox News, Fox Sports, TV Guide and Sky Sports, including launching the first major league baseball website. Previously, he held several leadership positions at Prodigy Services Company, one of the pioneering consumer-focused online services.

Yvonne Genovese 60

Executive Vice President, Global Product Management since November 2020. Ms. Genovese has held various roles at Gartner during her 20-year tenure, including most recently Senior Vice President, Research and Advisory, leading the Marketing & Communications practice. She has also led teams within Gartner’s Technology and Service Provider and CIO practices. Prior to joining Gartner, Ms. Genovese served as the Chief Marketing Officer at Mapics, Inc. a global software company, and Worldwide Vice President Marketing for Marcam, Inc., an enterprise resource planning software company. She began her career at IBM and held various positions there over her 12-year tenure.

Scott Hensel 49

Executive Vice President, Global Services & Delivery since November 2020. Previously, he served as Executive Vice President, Consulting. Prior to joining Gartner in 2017, he served as President, Terex Services, Parts and Customer Solutions, at Terex Corporation, a global manufacturer of lifting and material processing products and services. Previously, he spent 14 years at McKinsey & Company where he was a partner assisting clients in the IT and Advanced Industries sectors.

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Executive Officers

Claire Herkes 47

Executive Vice President, Conferences since July 2020. Ms. Herkes joined Gartner in 2005, where she held various roles of increasing leadership responsibility across product management, operations, production and developing emerging markets, most recently as Senior Vice President, Conference Production. Prior to joining Gartner, Ms. Herkes held the position of Senior Account Director at George P. Johnson, an event and experience marketing agency. Ms. Herkes began her career in conferences at The Yankee Group, an independent technology research and consulting firm.

Akhil Jain 44

Senior Vice President, Consulting since January 2021. Prior to joining Gartner, he was Senior Vice President at State Street Corporation, a global financial holding company. Mr. Jain held multiple leadership roles from 2015 to 2021, with responsibility for strategy, growth, and technology and operational improvement programs. Previously, Mr. Jain spent 10 years at McKinsey & Company where he was a Partner in their Chicago and Dubai offices.

Jules P. Kaufman 64

Executive Vice President, General Counsel & Secretary since August 2017. Prior to joining Gartner, he was the Chief Legal Officer and Secretary at Coty Inc., a beauty products manufacturer, from 2008 through 2016. Previously, he spent 18 years at Colgate-Palmolive, last serving as General Counsel Europe/South Pacific.

Robin Kranich 51

Executive Vice President & Chief Human Resources Officer has been leading Human Resources since May 2008. During her more than 27 years at Gartner, she has served as Senior Vice President, End User Programs; Senior Vice President, Research Operations and Business Development; Senior Vice President and General Manager of Gartner EXP; Vice President and Chief of Staff to Gartner’s president; and various sales and sales management roles. Prior to joining Gartner, Ms. Kranich was part of the Technology Advancement Group at Marriott International.

Craig W. Safian 53

Executive Vice President & Chief Financial Officer has been our Chief Financial Officer since June 2014. In his more than 19 years at Gartner, he has served as Group Vice President, Global Finance and Strategy & Business Development from 2007 until his appointment as CFO, and previously as Group Vice President, Strategy and Managing Vice President, Financial Planning and Analysis. Prior to joining Gartner, he held finance positions at Headstrong (now part of Genpact) and Bristol-Myers Squibb, and was an accountant for Friedman, LLP where he achieved CPA licensure.

Valentin T. Sribar 53

Senior Vice President, Research and Advisory since January 2022. Mr. Sribar has held various roles in his more than 29 years at Gartner and Meta Group, which Gartner acquired in 2005. Most recently, Mr. Sribar served as Senior Vice President, CIO & Industries Research Group, where he led our insights strategy for supporting CIOs in critical areas. Prior to the acquisition, Mr. Sribar was responsible for Meta Group's Executive Directions and Industry Services. He also served as general manager of infrastructure, operations, security and customer relationship offerings and ran Meta’s Global Networking Strategies service. Prior to joining Meta Group, he was a senior consultant for Ernst & Young.

2022 Proxy Statement	16

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis, or “CD&A”, describes and explains the Company’s compensation philosophy and executive compensation program, as well as compensation awarded to and earned by, the following persons who were Named Executive Officers (“NEOs”) in 2021:

Eugene A. Hall	Chief Executive Officer
Craig W. Safian	Executive Vice President & Chief Financial Officer
Alwyn Dawkins	Executive Vice President, Global Business Sales
Jules P. Kaufman	Executive Vice President, General Counsel & Secretary
Robin Kranich	Executive Vice President & Chief Human Resources Officer
The CD&A is organized into three sections:
•The Executive Summary (beginning on page 17), which highlights the exceptional year we had in 2021, the importance of our Contract Value (herein “CV”) metric, our pay-for-performance approach, and our compensation practices, all of which we believe are relevant to stockholders as they consider their votes on Proposal Two (advisory vote on executive compensation, or “Say-on-Pay”)
•The Compensation Setting Process for 2021 (beginning on page 19)
•Other Compensation Policies and Information (beginning on page 26)
The CD&A is followed by the Compensation Tables and Narrative Disclosures, which report and describe the compensation and benefit amounts paid to our NEOs in 2021.
EXECUTIVE SUMMARY
2021 – A Year of Exceptional Performance
2021 was a great year for Gartner. We performed well across our business segments. Contract value growth accelerated to 16% on an FX neutral basis. We delivered strong performances in revenue, EBITDA1, and free cash flow2 and our operating strength drove strong stock price appreciation that outpaced the S&P 500 and our proxy peer group.

Research continued to be our largest and most profitable business segment. Research was up 12% year-over-year in revenue on an FX neutral basis. Total Contract Value, which we believe is our most important business metric, grew 16% in 2021 on an FX neutral basis. Contract Value of Global Technology Sales, or GTS, which serves executives and their teams within IT, grew 14%, while Contract Value of Global Business Sales, or GBS, which services executives and their teams beyond IT, grew an impressive 24%.
Our Conferences business also delivered excellent performance in 2021. Conferences revenue grew 78% in 2021 on an FX neutral basis. We continued to provide great value to our clients through our virtual conference offerings. As the pandemic conditions stabilize, we are operationally prepared to return to in-person conferences where and when we can.
Our Consulting business, which is an important complement to our IT Research business. grew 9% in 2021 on an FX neutral basis.
Due to a combination of strong top-line growth and continued focus on our operating expenses, we generated significant EBITDA and free cash flow in 2021. EBITDA was up 54% year-over-year on an FX neutral basis, while free cash flow was
1     In this Proxy Statement, EBITDA refers to adjusted EBITDA, which represents GAAP net income (loss) adjusted for: (i) interest expense, net; (ii) gain on event insurance cancellation claims, as applicable; (iii) tax provision/benefit; (iv) loss on extinguishment of debt, as applicable; (v) other expense/income, net; (vi) stock-based compensation expense; (vii) depreciation, amortization, and accretion; (viii) loss on impairment of lease related assets, net, as applicable; and (ix) acquisition and integration charges and certain other non-recurring items.
2    Free cash flow represents cash provided by operating activities determined in accordance with GAAP less payments for capital expenditures.

2022 Proxy Statement	17

Compensation Discussion & Analysis
up 53% year-over-year. We accomplished these strong results while also increasing our investment in our most important asset, our people.

Overall, Gartner performed extremely well in 2021. We believe we are well-positioned to deliver strong growth in 2022 and beyond.
Contract Value–A Unique Key Performance Metric for Gartner

Total Contract Value (“CV”) represents the dollar value attributable to all of our subscription-related contracts. It is calculated as the annualized value of contracts in effect at a specific point in time, without regard to the duration of the contract. CV primarily includes research deliverables for which revenue is recognized on a ratable basis and other deliverables (primarily conferences tickets) included with subscription-based research products for which revenue is recognized when the deliverable is utilized.

Unique to Gartner, CV is our single most important performance metric. It focuses our executives on driving short-term actions that result in long-term success for our business and stockholders. We believe that CV growth is our best, most informed and leading indicator of long-term Research revenue growth.
Our Research business comprised 87% of our overall revenue in 2021 (88% in 2020) and is also our highest contribution margin business (74% for 2021 and 72% for 2020). Further, many of our Research contracts are multi-year agreements, and our Research enterprise client retention and retained contract value (or wallet retention) are consistently high. As a result, CV is predictive of revenue highly likely to recur over a 3 – 5 year period, and a high CV growth rate translates to high, long-term revenue and profit growth. In addition, many of our clients pay us upfront when they purchase our research subscription services, which drives strong cash flow. For all these reasons, the Board believes that CV growth, which translates to Research revenue growth, is the most important driver of the Company’s profit growth.
Accordingly, growing CV drives both short-term and long-term corporate performance and stockholder value. As such, all Gartner executives and associates are focused on growing CV, ensuring alignment with our stockholder on the long-term success of the Company.
Key Attributes of our Executive Compensation Program – Pay for Performance

Our executive compensation plan design has successfully motivated senior management to drive outstanding corporate performance since it was first implemented in 2006. It is heavily weighted towards incentive compensation.
Key features of our compensation program are as follows:

✓	100% of executive incentive awards, including annual bonus and equity awards, are performance-based.
✓	70% of executive equity awards, and 100% of executive bonus awards are subject to forfeiture in the event the Company fails to achieve performance objectives established by the Compensation Committee.
✓	93% of the CEO’s target total compensation (83% in the case of other NEOs) is in the form of incentive compensation (bonus and equity awards).
✓	84% of our CEO’s target total compensation (69% in the case of other NEOs) is in the form of equity awards, with a focus on long-term performance.
✓
We use a longer than typical vesting period of 4 years on earned equity awards, with awards subject to increases or decreases in value based upon stock price movement to ensure alignment with stockholders over the long-term.

2022 Proxy Statement	18

Compensation Discussion & Analysis
Our Compensation Best Practices

Our compensation practices motivate our executives to achieve our operating plans and execute our corporate strategy without taking undue risks. These practices, which are consistent with “best practices” trends, include the following:

✓	Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant to review and advise on executive compensation matters.
✓	Risk Assessment. Annually assess the Company’s compensation policies to ensure that the features of our program do not encourage undue risk.
✓	At Will Executives. All executive officers are “at will” employees and only our CEO has an employment agreement.
✓	High percentage of performance-based pay.
✓	Cap Incentive Awards. Incentive compensation awards are capped at two times target.
✓	Longer Vesting. Equity awards vest at 25% per year over four years to encourage retention.
✓	Stock Ownership Guidelines. Robust ownership guidelines for directors and executive officers.
✓	Clawback Policy. Clawback policy applicable to all executive incentive compensation (cash bonus and equity awards).
✓	Holding Requirements. 50% of net after tax shares from all released equity awards are required to be held by a director or executive officer until stock ownership guidelines are satisfied.
✓	No Single-Trigger on Change in Control. Equity awards vest upon double-trigger, requiring both a change in control and qualifying termination, with limited exceptions.
✓	No hedging or pledging transactions in company securities.
✓	No excise tax gross up payments.
✓	No equity awards issued during closed trading windows.
Effect of Stockholder Advisory Vote on Executive Compensation, or Say on Pay

2021 Say on Pay Approval = 94% of votes cast
The Board has resolved to present Say on Pay proposals to stockholders on an annual basis, respecting the sentiment of our stockholders as expressed in 2017. The Company and the Compensation Committee will consider the results of this year’s advisory Say on Pay proposal in future executive compensation planning activities. Over the past several years, stockholders have been consistent in their strong support of our executive compensation program. We also engage our stockholders from time to time to solicit their feedback on executive compensation and corporate governance matters. As such, no changes were made to the core structure of our compensation program as a result of the 2021 Say on Pay vote.
COMPENSATION SETTING PROCESS FOR 2021
This section explains the objectives of the Company’s compensation policies; what the compensation program is designed to reward; each element of compensation and why the Company chooses to pay each element; how the Company determines the amount (and, where applicable, the formula) for each element of pay; and how each compensation element and the Company’s decisions regarding that element fits into the Company’s overall compensation objectives and affect decisions regarding other elements.

2022 Proxy Statement	19

Compensation Discussion & Analysis
The Objectives of the Company’s Compensation Policies

The objectives of our compensation policies are threefold:
➣	To attract, motivate and retain highly talented, creative and entrepreneurial individuals by paying market-based compensation.
➣
To motivate our executives to maximize the performance of our Company through pay-for-performance compensation components based on the achievement of corporate performance targets that are aggressive, but attainable, given economic conditions.

➣	To ensure that, our compensation structure and levels are reasonable from a stockholder perspective.
What the Compensation Program Is Designed to Reward
Our guiding philosophy is to provide a significant portion of executive compensation linked to corporate performance, thereby ensuring alignment and focus on Gartner’s performance. In addition, we believe that the design of the total compensation package must be competitive with the marketplace from which we hire our executive talent in order to achieve our objectives and attract and retain individuals who are critical to our long-term success. Our talent segment continues to be very competitive. We compete mainly with technology companies, which achieved record-breaking performance in 2021 and pose a significant threat to our ability to retain talent.
Our compensation program for executive officers is designed to compensate individuals for achieving and exceeding corporate performance objectives. We believe this type of compensation encourages outstanding team performance (not simply individual performance), which builds stockholder value.
Both short-term and long-term incentive compensation is earned by executives only upon the achievement of certain measurable performance objectives that are deemed by the Compensation Committee and management to be critical to the Company’s short-term and long-term success. The amount of compensation ultimately earned will increase or decrease depending upon Company performance and the underlying price of our Common Stock (in the case of long-term equity-based incentive compensation).
Principal Compensation Elements and Objectives
To achieve the objectives noted above, our executive compensation program consists of three principal elements:

Base Salary	➣	Pay competitive salaries to attract and retain the executive talent necessary to develop and implement our corporate strategy and business plan.
	➣	Reflect responsibilities of the position, experience of the executive and the marketplace in which we compete for talent.
Short-Term Incentive Compensation (cash bonuses)	➣	Motivate executives to generate outstanding performance and achieve or exceed annual operating plan.
	➣	Align compensation with results.
Long-Term Incentive Compensation (equity awards)	➣	Ensure rewards are commensurate with long-term performance and promote retention.
	➣	Align executive rewards with long-term stock price appreciation.
	➣	Facilitate the accumulation of Gartner shares by executives, thereby enhancing ownership and ensuring greater alignment with stockholders.
How the Company Determines Executive Compensation
In General
The Company set its performance goals for 2021 executive compensation in the midst of the continued impact and uncertainty of the pandemic. The Compensation Committee established performance objectives for short-term (bonus) and long-term (equity) incentive awards at levels that it believed would motivate performance and be adequately challenging.

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Compensation Discussion & Analysis
The Compensation Committee believes that using a one-year performance period for our long-term incentive awards helps accelerate growth and sustain performance. If we have a strong year, the goals for the following year are established on top of the high bar that was already set. If we had a three-year performance period and the Company overachieved in the first year, the bar would be set lower in years 2 and 3 and might demotivate our executives. A three-year performance period may also be less aggressive if business cycle risks are factored into long-term goals, while a one-year performance period allows us more readily to factor in changes in market conditions, including, for example, an unexpected shift in the economy resulting from a pandemic.
The short-term and long-term incentive objectives provide executives with an opportunity to increase their total compensation package based upon the over-achievement of Company performance; similarly, in the case of under-achievement of Company performance, the value of incentive awards will fall below their target value, decreasing the total compensation opportunity. In addition, we assign a greater weighting to long-term awards than short-term awards in order to promote long-term decision-making to deliver top corporate performance, align management to stockholder interests and retain executives. We believe that long-term equity-based awards with vesting terms that are based on the achievement of pre-set financial targets and additional time-vesting serve as a strong retention incentive.
Determining Awards
Salary, short-term and long-term incentive compensation levels for executive officers (other than the CEO) are recommended by the CEO and are subject to approval by the Compensation Committee. In formulating his recommendation to the Compensation Committee, the CEO undertakes a performance review of these executives and considers input from human resources personnel at the Company, as well as benchmarking data from the compensation consultant and external market data (discussed below).
Salary, short-term and long-term incentive compensation levels for the CEO are established by the Compensation Committee within the parameters of Mr. Hall’s employment agreement with the Company. In making its determination with respect to Mr. Hall’s compensation, the Compensation Committee evaluates his performance: in conjunction with the Governance Committee and after soliciting additional input from the Chairman of the Board and other directors; considers input from the Committee’s compensation consultant; and reviews benchmarking data pertaining to CEO compensation practices at our peer companies and general trends. See Certain Employment Agreements with Executive Officers – Mr. Hall below for a detailed discussion of Mr. Hall’s agreement.
Benchmarking and Peer Group
Executive compensation planning for 2021 began mid-year in 2020. The Compensation Committee approved the peer group of companies to be used for executive compensation benchmarking purposes and other relevant analyses (the “Peer Group”) for pay decisions effective for 2021.
The Compensation Committee reviews the Peer Group annually to ensure comparability based on Gartner’s operating characteristics, labor market relevance and revenue scope. In 2020, the Compensation Committee did not make any changes to the 2021 Peer Group. The Peer Group comprised 19 publicly-traded companies that are similar to Gartner in terms of revenues, business model, and with whom Gartner competes for executive talent. Gartner’s revenue ranked at the 43rd percentile relative to the Peer Group.

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Compensation Discussion & Analysis
The Peer Group companies included:

Adobe Inc.	Autodesk, Inc.	Aon plc	Cadence Design System	Citrix Systems, Inc.

The Interpublic Group of Companies, Inc.	Equifax Inc.	IHS Markit Ltd*	Intuit Inc.	Moody’s Corporation

Nielsen Holdings plc	Nuance Communications, Inc.*	salesforce.com, inc.	ServiceNow, Inc.	SS&C Technologies Holdings, Inc.

Synopsys, Inc.	Thomson Reuters Corporation	Verisk Analytics, Inc.	VMWare, Inc.
*IHS Markit Ltd and Nuance Communications, Inc. were acquired in 2022.
Our Compensation Committee commissioned Exequity, its independent compensation consultant, to perform a competitive analysis of our executive compensation practices relative to the Peer Group, the primary reference, and secondarily to survey data. Exequity’s findings were considered by the Compensation Committee and by management in planning our 2021 executive compensation. The compensation study utilized market data from Aon’s Radford Global Technology Survey, Aon’s Total Compensation Measurement database, and Radford’s Broad High Technology Survey.
The Compensation Committee does not target NEO’s pay to a specified percentile relative to the Peer Group, but rather reviews Peer Group market data at the 25th, 50th and 75th percentile for each element of compensation, including Base Salary, Target Total Cash (Base Salary plus Target Bonus) and Target Total Compensation (Target Total Cash plus long-term incentives). Individual total target compensation may be higher or lower than the 50th percentile based on a number of factors, including experience and tenure, retention and succession planning considerations. In addition to the compensation benchmarking, the Compensation Committee considers Company and individual performance and internal equity in evaluating and determining executive compensation recommendations.
In addition, the Compensation Committee annually reviews an analysis conducted by Exequity that evaluates the connection between Gartner’s NEO pay and Company performance as measured by Total Shareholder Return and Shareholder Value. The analysis considers both 1-year and 3-year pay and performance for Gartner relative to the Peer Group. The findings indicated that pay realized by Gartner’s NEOs are aligned with Company performance.

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Compensation Discussion & Analysis
Executive Compensation Elements Generally
Pay Mix
The following charts illustrate the relative mix of target compensation elements for the NEOs in 2021. Long-term incentive compensation consists of stock-settled stock appreciation rights (“SARs”) and performance-based restricted stock units (“PSUs”), and represents a majority of the compensation we pay to our NEOs (84% to the CEO and 69% to all other NEOs). We weight compensation more heavily towards long-term incentives because we believe that it contributes to a greater degree to the delivery of top performance and the retention of employees than does cash and short-term compensation (bonus).
Base Salary
We set base salaries of executive officers when they join the Company or are promoted to an executive role, by evaluating the responsibilities of the position, the experience of the individual and the marketplace in which we compete for executive talent. In addition, where possible, we consider salary information for comparable positions for members of our Peer Group or other available market data. In determining whether to award salary merit increases, we consider published projected U.S. salary increase data for the technology industry and general market, as well as available world-wide salary increase data. Mr. Hall’s base salary is established each year by the Compensation Committee after completion of Mr. Hall’s performance evaluation for the preceding year. The following table sets forth the 2020 and 2021 base salary of each NEO and the corresponding year-over-year percentage increase:

NEO	2020 Base Salary ($)	2021 Base Salary ($)(1)	Percentage Increase
Eugene A. Hall	908,197	935,443	3.0%
Craig W. Safian	600,000	630,000	5.0%
Alwyn Dawkins	495,000	520,000	5.1%
Jules P. Kaufman	510,000	520,000	2.0%
Robin Kranich	495,000	520,000	5.1%
(1)Effective as of April 1, 2021.
Short-Term Incentive Compensation (Cash Bonuses)
All annual bonuses to executive officers are granted pursuant to Gartner’s Executive Performance Bonus Plan. The plan is designed to motivate executive officers to achieve goals relating to the performance of Gartner, its subsidiaries or business units, or other objectively determinable goals, and to reward them when those objectives are satisfied. We believe that the relationship between proven performance and the amount of short-term incentive compensation paid promotes, among executives, decision-making that increases stockholder value and promotes Gartner’s success.

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Compensation Discussion & Analysis
Bonus targets for all NEOs, including Mr. Hall, were based solely upon achievement of 2021 company-wide financial performance objectives (with no individual performance component). The financial objectives and weightings used for 2021 executive officer bonuses were:
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which measures overall profitability from business operations (weighted 50%), on a foreign exchange neutral basis, and
•Revenue, which is a good indicator of short-term performance (weighted 50%), on a foreign exchange neutral basis.
For 2021, each executive officer was assigned a bonus target that was expressed as a percentage of salary, which varied from 60% to 120% of salary depending upon the executive’s level of responsibility and in a majority of the cases was 5% greater than the previous year. Our NEOs’ 2021 annual bonus targets as a percentage of base salary were 120% for Mr. Hall; and 85% for each of Messrs. Safian, Dawkins and Kaufman and Ms. Kranich. The maximum payout for 2021 bonus was 200% of target if the maximum level of EBITDA and Revenue were achieved; the threshold payout was $0 if minimum levels were not achieved. The following table sets forth the threshold, target and maximum payout amounts for each NEO:

NEO	Threshold ($)	Target ($)	Maximum ($)
Eugene A. Hall	0	1,122,532	2,245,063
Craig W. Safian	0	535,500	1,071,000
Alwyn Dawkins	0	442,000	884,000
Jules Kaufman	0	442,000	884,000
Robin Kranich	0	442,000	884,000
The chart below describes the performance metrics applicable to our 2021 short–term incentive compensation plan. In February 2022, the Compensation Committee certified that the results for each performance metric under the bonus plan as follows:

2021 Performance Objective/ Weight	< Minimum (0%)	Target (100%)	=/> Maximum (200%)	Actual Results
2021 EBITDA/50%	$500 million	$760 million	$900 million	$1,304 million
2021 Revenue/50%	$3,781 million	$4,387 million	$4,537 million	$4,774 million
For both the EBITDA and Revenue components, the results above translated to a payout percentage of 200%. Based on these results, the Compensation Committee determined that earned bonuses for each NEO were 200% of target bonus amounts. These bonuses were paid in February 2022. See Summary Compensation Table – Non-Equity Incentive Plan Compensation for the cash bonuses earned by our NEOs in 2021 based on performance and their respective bonus targets.
Long-Term Incentive Compensation (Equity Awards)
Promoting stock ownership is a key element of our compensation program philosophy. Stock-based incentive compensation ensures focus on value creation, promotes retention and aligns management with stockholder interests. We have evaluated different types of long-term incentives based on their motivational value, cost to the Company and appropriate share utilization under our stockholder-approved 2014 Long-Term Incentive Plan (the “2014 Plan”) and have determined that SARs and PSUs create the right balance of motivation, retention and alignment with stockholders and share utilization.
SARs permit executives to benefit from an increase in stock price over time. SAR value can be realized only after the SAR vests. Our SARs are stock-settled and vested SARs generally may be exercised up to seven years from grant date. When the SAR is exercised, the executive receives shares of our Common Stock equal in value to the aggregate appreciation in the price of our Common Stock from the date of grant to the exercise date for all SARs exercised. Therefore, SARs only

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Compensation Discussion & Analysis
have value to the extent the price of our Common Stock exceeds the grant price of the SAR. In this way, SARs motivate our executives to increase stockholder value and thus align their interests with those of our stockholders.

PSUs offer executives the opportunity to receive our Common Stock contingent on the achievement of performance goals and continued service over the vesting period. PSU recipients are eligible to earn a target number of restricted stock units only if stipulated one-year performance goals are achieved during the year of grant. The amount of units earned can increase if the Company over-performs (up to 200% of their target number of units) or decrease (including resulting in no award of units) if the Company under-performs. Following the Compensation Committee’s assessment of the Company’s performance, the vesting of the units earned will remain subject to the recipient’s continued service through each of the first four anniversaries of the award grant date. PSUs encourage executives to increase stockholder value while promoting executive retention over the long-term. Earned shares have value even if our Common Stock price does not increase, which is not the case with SARs.
The value of long-term incentive awards granted to executives each year is based on several factors, including external market practices, the Company’s financial performance, the value of awards granted in prior years, succession considerations and individual performance. For 2021, the Compensation Committee increased LTI awards for NEOs from last year based on consideration of these factors. The CEO’s LTI award increased by 4%, Messrs. Safian and Dawkins and Ms. Kranich’s LTI awards increased by 5%, and Mr. Kaufman’s LTI award increased by 6%.
Consistent with weightings in prior years, when the compensation program was established in early 2021, 30% of each executive’s long-term incentive compensation award value was granted in SARs and 70% was granted in PSUs. PSUs deliver value utilizing fewer shares since the executive can earn the full share rather than just the appreciation in value over the grant price (as is the case with SARs). Additionally, the cost efficiency of PSUs enhances the Company’s ability to conservatively utilize the 2014 Plan share pool and ensure alignment between pay and Company performance, which is why we conveyed a larger portion of the 2021 overall long-term incentive compensation value in PSUs rather than in SARs. For purposes of determining the number of SARs awarded, the allocated SAR award value is divided by the Black-Scholes-Merton valuation on the date of grant using assumptions appropriate on that date. For purposes of determining the target number of PSUs awarded, the allocated target PSU award value is divided by the closing price of our Common Stock on the date of grant as reported by the New York Stock Exchange.
All SARs and PSUs are earned, vest and, with respect to PSUs, released 25% per year commencing one year from grant date and on each anniversary thereof, subject to continued service on the applicable vesting date. We believe that this vesting schedule effectively focuses our executives on delivering long-term value growth for our stockholders and drives retention. The maximum payout for the 2021 PSUs was 200% of target if the maximum level of CV was achieved; the PSUs are subject to forfeiture if minimum levels of performance are not achieved.
The chart below describes the performance metrics applicable to the PSU portion of our 2021 long–term incentive compensation element measured on a foreign exchange neutral basis, and performance achieved.

2021 Performance Objective/Weight	Target (100%)	Target Growth YOY	< Minimum (0%)	=/> Maximum (200%)	Actual (measured at 12/31/21)	Actual Growth YOY
Contract Value/100%	$3,862 million	5.4%	$3,298 million	$4,030 million	$4,247million	16.0%
Actual CV certified by the Compensation Committee in early 2022 was $4,247 million, exceeding the maximum amount. Based on this, the Compensation Committee determined that 200% of the target number of PSUs was earned based on the established performance goals, with 25% of the earned awards vested on the first anniversary of the grant date. See Grants of Plan-Based Awards Table – Possible Payouts Under Equity Incentive Plan Awards and accompanying footnotes below for the actual number of SARs and PSUs awarded to our NEOs.
Additional Compensation Elements
We maintain a non-qualified deferred compensation plan for our highly compensated employees, including our executive officers, to assist eligible participants with retirement and tax planning by allowing them to defer compensation in excess of amounts permitted to be deferred under our 401(k) plan. The non-qualified deferred compensation plan allows eligible participants to defer up to 50% of base salary and/or 100% of bonus to a future period. In addition, as a further

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Compensation Discussion & Analysis
inducement to participate in this plan, the Company presently matches contributions by executive officers, subject to certain limits. For more information concerning this plan, see Non-Qualified Deferred Compensation Table and accompanying narrative and footnotes below.
In order to further achieve our objective of providing a competitive compensation package with great retention value, we provide various other benefits to our executive officers that are typically available to, and expected by, persons in senior business roles. Our basic executive perquisites program includes 35 days paid time off (PTO) annually, severance and change in control benefits (discussed below) and relocation services where necessary due to a promotion. Our executive officers are also entitled to participate in other benefits programs that are available to all U.S. associates, including our employee stock purchase plan and our healthcare plans, as well as receive 401(k) match. Mr. Hall’s perquisites, severance and change in control benefits are governed by his employment agreement with the Company, which is discussed in detail below under Certain Employment Agreements with Executive Officers – Mr. Hall. For more information concerning perquisites, see Other Compensation Table and accompanying footnotes below.
OTHER COMPENSATION POLICIES AND INFORMATION
Executive Stock Ownership and Holding Period Guidelines
In order to align management and stockholder interests, the Company has adopted stock ownership guidelines for our executive officers as follows: the CEO is required to hold shares of Common Stock with a value at least equal to six (6) times his base salary, and all other executive officers are required to hold shares of Common Stock with a value at least equal to three (3) times their base salary. For purposes of computing the required holdings, shares directly held, as well as vested and unvested restricted stock units and earned PSUs are counted, but not options or SARs.
Additionally, the Company imposes a holding period requirement on our executive officers. If an executive officer of the Company is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares of Common Stock acquired from the Company pursuant to all equity-based awards received from the Company, until such individual’s stock ownership requirement is met. At December 31, 2021, all the NEOs were in compliance with these guidelines.
Clawback Policy
The Company has adopted a clawback policy which provides that the Board (or a committee thereof) may seek recoupment on behalf of the Company from a current or former executive officer of the Company who engages in fraud, omission or intentional misconduct that results in a required restatement of any financial reporting under the securities or other laws, and that the cash-based or equity-based incentive compensation paid to the officer exceeds the amount that should have been paid based upon the corrected accounting restatement, resulting in an excess payment. Recoupment includes the reimbursement of any cash-based incentive compensation (bonuses) paid to the executive, cancellation of vested and unvested performance-based restricted stock units, stock options and stock appreciation rights, and reimbursement of any gains realized on the sale of released stock unit awards and the exercise of stock options or stock appreciation rights and subsequent sale of underlying shares.
Hedging and Pledging Policies
The Company’s Insider Trading Policy prohibits all directors, executive officers and other employees from engaging in any short selling, hedging and/or pledging transactions with respect to Company securities.
Accounting and Tax Impact
Section 162(m) of the Internal Revenue Code generally prohibits the Company from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid in a given fiscal year to certain current and former executive officers. While the Compensation Committee carefully considers the cost to the Company of maintaining the deductibility of all compensation, it also desires the flexibility to reward executive officers in a manner that enhances the Company’s ability to attract and retain individuals, as well as to create longer term value for stockholders. Thus, income tax deductibility is only one of several factors the Compensation Committee considers in making decisions regarding the Company’s executive compensation program.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Gartner, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s proxy statement for the 2022 Annual Meeting of Stockholders.
Compensation Committee of the Board of Directors
Anne Sutherland Fuchs
Raul E. Cesan
Eileen M. Serra

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COMPENSATION TABLES AND NARRATIVE DISCLOSURES
All compensation data contained in this Proxy Statement is stated in U.S. Dollars.
Summary Compensation Table
This table describes compensation of our NEOs in the years indicated. As you can see from the table and consistent with our compensation philosophy discussed above, long-term incentive compensation in the form of equity awards comprises a significant portion of total compensation.

Name and Principal Position	Year	Base Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1) (3)	All Other Compensation ($) (4)	Total ($)
Eugene A. Hall, Chief Executive Officer	2021	928,631	7,564,661	3,241,991	2,245,063	115,822	14,096,168
	2020	908,197	7,273,710	3,117,322	1,192,009	103,867	12,595,105
	2019	908,197	7,007,347	3,003,182	913,555	127,964	11,960,245
Craig W. Safian, EVP, Chief Financial Officer	2021	622,500	2,195,137	940,770	1,071,000	50,400	4,879,807
	2020	600,000	2,090,592	896,007	637,500	43,543	4,267,642
	2019	593,750	1,991,128	853,343	488,580	55,287	3,982,088
Alwyn Dawkins, EVP, Global Business Sales	2021	513,750	1,324,814	567,764	884,000	42,612	3,332,940
	2020	495,000	1,261,639	540,740	525,938	37,787	2,861,103
	2019	491,250	1,201,570	514,983	403,078	48,961	2,659,842
Jules P. Kaufman, EVP, General Counsel & Secretary	2021	517,500	1,324,814	567,764	884,000	41,100	3,335,178
	2020	510,000	1,249,911	535,711	510,000	36,035	2,841,657
Robin Kranich, EVP, Chief Human Resources Officer	2021	513,750	1,324,814	567,764	884,000	41,588	3,331,916
	2020	495,000	1,261,639	540,740	525,938	35,923	2,859,239
	2019	490,973	1,201,570	514,983	403,078	37,630	2,648,234
(1)All NEOs elected to defer a portion of their 2021 salary and/or 2021 bonus under the Company’s Non-Qualified Deferred Compensation Plan. Amounts reported include the 2021 deferred portion, and does not include amounts, if any, released in 2021 from prior years’ deferrals. See Non-Qualified Deferred Compensation Table below.
(2)Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of performance-based restricted stock units, or PSUs (Stock Awards), and stock-settled stock appreciation rights, or SARs (Option Awards), granted to the NEOs. The value reported for the 2021 PSU awards in the Stock Awards column is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the grant date estimate of the aggregate compensation cost to be recognized over the service period, excluding the effect of forfeitures, for the target grant date award value. The grant date fair value of all 2021 PSUs, assuming attainment of the highest level of the performance conditions, which is capped at 200% of target, is as follows: $15,129,322 (Mr. Hall); $4,390,274 (Mr. Safian); $2,649,628 (Messrs. Dawkins and Kaufman and Ms. Kranich). All equity grants are subject to forfeiture. See footnote (2) to Grants of Plan-Based Awards Table below for additional information. See also Note 10 – Stock-Based Compensation - in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information about the assumptions made in determining these values.
(3)For 2021, represents performance-based cash bonuses earned on December 31st and paid in February 2022. See footnote (1) to Grants of Plan-Based Awards Table below for additional information.
(4)See Other Compensation Table below for additional information.
Other Compensation Table
This table describes each component of the All Other Compensation column in the Summary Compensation Table for 2021.

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Compensation Tables and Narrative Disclosures

Name	Company Match Under Defined Contribution Plans (1)	Company Match Under Non-qualified Deferred Compensation Plan (2)	Other (3)	Total
Eugene A. Hall	7,200	77,626	30,996	115,822
Craig W. Safian	7,200	43,200	—	50,400
Alwyn Dawkins	7,200	34,388	1,024	42,612
Jules P. Kaufman	7,200	33,900	—	41,100
Robin Kranich	7,200	34,388	—	41,588

(1)Represents the Company’s 4% matching contribution to the NEO’s 401(k) account (subject to limitations).
(2)Represents the Company’s matching contribution to the NEO’s contributions to our Non-Qualified Deferred Compensation Plan. See Non-Qualified Deferred Compensation Table below for additional information.
(3)Includes the perquisites and benefits specified below.
For Mr. Hall, includes a car allowance of $30,996 received by him per the terms of his employment agreement.
For Mr. Dawkins, includes $24 of tax gross-up payment that the Company paid to reimburse him on an after-tax basis for the income imputed in respect of certain tax services he received.
Grants of Plan-Based Awards Table
This table provides information about awards made to our NEOs in 2021 pursuant to non-equity incentive plans (our short-term incentive cash bonus program) and equity incentive plans (performance restricted stock units (PSUs), and stock appreciation rights (SARs) awards comprising long-term incentive compensation under our 2014 Plan).

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other option awards: Number of securities underlying options (#SAR’s) (2)	Exercise or Base Price of Option Awards ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#PSU’s)	Maximum (#PSU’s)
Eugene A. Hall	2/10/21	—	—	—	0	41,877	83,754	—	—	7,564,661
	2/10/21	—	—	—	—	—	—	65,986	180.64	3,241,991
		0	1,122,532	2,245,063	—	—	—	—	—	—
Craig W. Safian	2/10/21	—	—	—	0	12,152	24,304	—	—	2,195,137
	2/10/21	—	—	—	—	—	—	19,148	180.64	940,770
		0	535,500	1,071,000	—	—	—	—	—	—
Alwyn Dawkins	2/10/21	—	—	—	0	7,334	14,668	—	—	1,324,814
	2/10/21	—	—	—	—	—	—	11,556	180.64	567,764
		0	442,000	884,000	—	—	—	—	—	—
Jules P. Kaufman	2/10/21	—	—	—	0	7,334	14,668	—	—	1,324,814
	2/10/21	—	—	—	—	—	—	11,556	180.64	567,764
		0	442,000	884,000	—	—	—	—	—	—
Robin Kranich	2/10/21	—	—	—	0	7,334	14,668	—	—	1,324,814
	2/10/21	—	—	—	—	—	—	11,556	180.64	567,764
		0	442,000	884,000	—	—	—	—	—	—
(1)     Represents cash bonuses that could have been earned in 2021 based solely upon achievement of specified financial performance objectives for 2021 and ranging from 0% (threshold) to 200% (maximum) of target (100%). Bonus

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Compensation Tables and Narrative Disclosures
targets (expressed as a percentage of base salary) were 120% for Mr. Hall, and 85% for each of Messrs. Safian, Dawkins and Kaufman and Ms. Kranich. Performance bonuses earned in 2021 and paid in February 2022 were adjusted to 200% of their target bonus. The cash bonuses are reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table. See Short-Term Incentive Compensation (Cash Bonuses) in the CD&A for additional information.
(2)Represents the number of PSUs and SARs awarded to the NEOs on February 10, 2021. The target number of PSUs (100%) for the annual PSU award was subject to adjustment ranging from 0% (threshold) to 200% (maximum) based solely upon achievement of an associated financial performance objective, and was adjusted to 200% of target in February 2022. The adjusted number of such PSUs awarded was: Mr. Hall – 83,754; Mr. Safian – 24,304; Messrs. Dawkins and Kaufman and Ms. Kranich – 14,668. All PSUs and SARs vest 25% per year commencing one year from grant, subject to continued employment on the vesting date except in the case of death, disability and retirement. See Long-Term Incentive Compensation (Equity Awards) in the CD&A for additional information.
(3)Represents the closing price of our Common Stock on the NYSE on the grant date.
(4)See footnote (2) to the Summary Compensation Table.
Certain Employment Agreements with Executive Officers
Our Chief Executive Officer, Mr. Hall, is a party to a long-term employment agreement with the Company. No other NEO has an employment agreement with the Company.
Mr. Hall – Employment Agreement
The Company and Mr. Hall are parties to the Second Amended and Restated Employment Agreement, dated February 14, 2019, as amended on April 29, 2021, pursuant to which Mr. Hall serves as chief executive officer of the Company until December 31, 2026 (the “CEO Agreement”). The CEO Agreement provides for automatic one year renewals commencing on January 1, 2027, and continuing each year thereafter, unless either party provides the other with at least 60 days prior written notice of an intention not to extend the term.
Under the CEO Agreement, Mr. Hall initially was entitled to the following annual compensation components:

Component	Description
Base Salary	➣	$908,197, subject to adjustment on an annual basis by the Compensation Committee
Target Bonus	➣	105% of annual base salary (target), adjusted for achievement of specified Company and individual objectives
	➣	The actual bonus paid may be higher or lower than target based upon over- or under-achievement of objectives, subject to a maximum actual bonus of 210% of base salary
Long – Term Incentive Award	➣	Aggregate annual value on the date of grant at least equal to $9,874,375 minus the sum of base salary and target bonus for the year of grant (the “Annual LTI Award”)
	➣	The Annual LTI Award will be 100% unvested on the date of grant, and vesting will depend upon the achievement of performance goals to be determined by the Compensation Committee
	➣	The terms and conditions of each Annual Incentive Award will be determined by the Compensation Committee, and will be divided between restricted stock units (RSUs) and stock appreciation rights (SARs)
	➣	The number of RSUs initially granted each year will be based upon the assumption that specified Company objectives set by the Compensation Committee will be achieved, and may be adjusted so as to be higher or lower than the number initially granted for over- or under-achievement of such specified Company objectives
Other	➣	Car allowance
	➣	All benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability
	➣	Entitled to be nominated for election to the Board

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Compensation Tables and Narrative Disclosures
Termination and Related Payments – Mr. Hall
Involuntary or Constructive Termination (no Change in Control)
Mr. Hall’s employment is at will and may be terminated by him or us upon 60 days’ notice. If we terminate Mr. Hall’s employment involuntarily (other than within 24 months following a Change In Control (defined below)) and without Business Reasons (as defined in the CEO Agreement) or a Constructive Termination (as defined in the CEO Agreement) occurs, or if the Company elects not to renew the CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the CEO Agreement, then Mr. Hall will be entitled to receive the following benefits:

Component	Description
Base Salary	➣	accrued base salary and unused paid time off (“PTO”) through termination
	➣	36 months continued base salary paid pursuant to normal payroll schedule
Short-Term Incentive Award (Bonus)	➣	earned but unpaid bonus
	➣	300% of the average of Mr. Hall’s earned annual bonuses for the three years preceding termination, payable in a lump sum
Long – Term Incentive Award	➣	36 months’ continued vesting in accordance with their terms (including achievement of applicable performance objectives) of all outstanding equity awards
	➣	If in the year of termination there are Annual LTI Awards due to be granted that have not yet been granted, a lump sum payment in cash equal to the value of any "to-be-granted" Annual LTI Awards, multiplied by the percentage of such award that would vest within 36 months following termination (i.e., 75% in the case of a four-year vesting period)
Other	➣	reimbursement for up to 36 months’ COBRA premiums for Mr. Hall and his family
Payment of severance amounts is conditioned upon execution of a general release of claims against the Company and compliance with 36-month non-competition and non-solicitation covenants. In certain circumstances, payment will be delayed for six months following termination under Code Section 409A.
Involuntary or Constructive Termination, and Change in Control
Within 24 months following a Change in Control: if Mr. Hall’s employment is terminated involuntarily and without Business Reasons; or a Constructive Termination occurs; or if the Company elects not to renew the CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the CEO Agreement (i.e., a double trigger termination), Mr. Hall will be entitled to receive the following benefits:

Component	Description
Base Salary	➣	accrued base salary and unused PTO through termination
	➣	3 times base salary then in effect, payable 6 months following termination
Short-Term Incentive Award (Bonus)	➣	any earned but unpaid bonus
	➣	3 times target bonus for fiscal year in which Change In Control occurs, payable 6 months following termination
Long – Term Incentive Award	➣	any due to be granted Annual LTI Awards pursuant to the CEO Agreement will be granted
	➣	all unvested outstanding equity awards will have the service requirement deemed fully satisfied, all performance goals or other vesting criteria will be deemed achieved (i) if the performance period has been completed, at actual level of performance, or (ii) if the performance period has not been completed, at target level of performance, and all stock options and SARs will be exercisable as to all covered shares
Other	➣	reimbursement for up to 36 months’ COBRA premiums for Mr. Hall and his family
For equity awards granted after February 7, 2019, Mr. Hall’s unvested outstanding equity awards will only vest in connection with a Change in Control if Mr. Hall’s employment is terminated under the circumstances described above within 24 months following the Change in Control (i.e., if a “double trigger” occurs). For equity awards granted on or prior to February 7, 2019, immediately upon a Change in Control (regardless of whether there is a termination of employment),

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Compensation Tables and Narrative Disclosures
all of Mr. Hall’s unvested outstanding equity awards will vest in full, all performance goals or other vesting criteria will be deemed achieved at target levels and all stock options and SARs will be exercisable as to all covered shares. Additionally, any to be granted Annual LTI Awards for the year of the Change in Control that have not yet been granted will be awarded prior to consummation of the Change in Control.
Should any payments received by Mr. Hall upon a Change in Control constitute a “parachute payment” within the meaning of Code Section 280G, Mr. Hall may elect to receive either the full amount of his Change in Control payments, or such lesser amount as will ensure that no portion of his severance and other benefits will be subject to excise tax under Code Section 4999. Additionally, certain payments may be delayed for six months following termination under Code Section 409A.
The CEO Agreement utilizes the 2014 Plan definition of “Change in Control” which currently provides that a Change in Control will occur when (i) there is a change in ownership of the Company such that any person (or group) becomes the beneficial owner of 50% of our voting securities, (ii) there is a change in the ownership of a substantial portion of the Company’s assets or (iii) there is a change in the effective control of the Company such that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.
In the CEO Agreement, Mr. Hall is subject to certain restrictive covenants, including an indefinite confidentiality provision as well as provisions providing for a non-compete, non-solicit of employees, customers, and suppliers, and non-disparagement of the Company and its executives and directors that applies during employment and for 36 months following the termination thereof.
Termination and Related Payments – Other Executive Officers
In the event of termination for cause, voluntary resignation or as a result of death, disability or retirement, no severance benefits are provided. In the event of termination for cause or voluntary resignation, all equity awards are forfeited except as discussed below under Death, Disability and Retirement. In the event of termination without cause (including in connection with a Change in Control), other executive officers are entitled to receive the following benefits:

Component	Description
Base Salary	➣	accrued base salary and unused PTO (not to exceed 25 days) through termination
	➣	12 months continued base salary paid pursuant to normal payroll schedule
Long–Term Incentive Awards	➣	In the event of a termination without cause within 12 months following a Change in Control, all unvested outstanding equity will vest in full. For any PSU award where the performance adjustment has not yet been determined, the award will vest assuming target performance, and all stock options and SARs will be exercisable as to all covered shares for 12 months following termination; otherwise unvested awards are forfeited
	➣	If no Change in Control, unvested equity awards are forfeited (except in the case of death, disability and retirement, discussed below)
Other	➣	Reimbursement for up to 12 months’ COBRA premiums for executive and family
In order to receive severance benefits, the executive officers who are terminated are required to execute and comply with a separation agreement and release of claims in which, among other things, the executive reaffirms his or her commitment to confidentiality, non-competition and non-solicitation obligations and releases the Company from various employment-related claims. In addition, in the case of NEOs (other than Mr. Hall), severance will not be paid to any executive who refuses to accept an offer of comparable employment from Gartner or who does not cooperate or ceases to cooperate when being considered for a new position with Gartner, in each case as determined by the Company. Finally, under certain circumstances, payments and release of shares may be delayed for six months following termination under Code Section 409A.

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Compensation Tables and Narrative Disclosures
Death, Disability and Retirement
Our executive officers are entitled to immediate vesting of all outstanding awards in the case of termination due to death or disability, and continued vesting depending upon the age of the officer in the case of retirement (as defined) as described in the following table:

Termination Event	Treatment of Unvested Equity Awards
Death or Disability	➣	100% vesting upon event
Retirement – not eligible	➣	Unvested awards forfeited
Retirement – eligible (awards granted prior to 2020)	➣	If < 60 years of age, 12 months of continued vesting
➣
Retirement eligible if: (i) on the date of retirement the officer is at least 55 years old and has at least 5 years of service and (ii) the sum of the officer’s age and years of service is 65 or greater
	➣	If 60, 24 months of continued vesting
	➣	If 61, 36 months of continued vesting
	➣	If 62 or older, unvested awards will continue to vest in full in accordance with their terms
	➣	For a retirement in the year that an award is granted, the unvested portion of such award that is eligible to vest will be prorated based on the number of days in the year of grant during which the officer was employed
Retirement – eligible (awards granted in 2020 or after)	➣	Unvested awards continue to vest in full in accordance with their terms (subject to certain conditions)
➣ Retirement eligible if on the date of retirement, the officer is at least 55 years old and has at least 10 years of service	➣	For a retirement in the year that an award is granted, the unvested portion of such award that is eligible to vest will be prorated based on the number of days in the year of grant during which the officer was employed
In order to receive retirement vesting, an officer must be retirement “eligible” on the date of retirement, as described in the table above; if not, all unvested awards are forfeited upon retirement. At December 31, 2021, of our NEOs, Messrs. Hall and Dawkins would have qualified for the additional vesting benefit upon retirement for their outstanding equity awards. Disability is defined in our current equity award agreements as total and permanent disability.
SARs remain exercisable through the earlier of the applicable expiration date or one year from termination in the case of death and disability, and through the expiration date in the case of retirement. Upon termination for any other reason, vested SARs remain exercisable through the earlier of the applicable expiration date or 90 days from the date of termination.
In the case of death, disability or retirement, unvested PSUs held by an officer that are eligible to vest will be earned, if at all, based upon achievement of the related performance metric upon certification by the Compensation Committee.
Outstanding Equity Awards at Fiscal Year-End Table
This table provides information on each option (including SARs) and stock (including restricted stock units “RSUs” and PSUs) awards held by each NEO as of December 31, 2021. All performance criteria associated with these awards (except for the 2021 PSU award (see footnote 4)) were fully satisfied as of December 31, 2021, and the award is fixed. The market value of the stock awards is based on the closing price of our Common Stock on the NYSE on December 31, 2021 (the last business day of the year), which was $334.32. Upon exercise of, or release of restrictions on, these awards, the

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Compensation Tables and Narrative Disclosures
number of shares ultimately issued to each executive will be reduced by the number of shares withheld by Gartner for tax withholding purposes and/or as payment of the exercise price in the case of options and SARs.

Name Executive Office	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Eugene A. Hall
(1), (5)	—	27,329	114.26	2/8/2025	20,524	6,861,584
(2), (5)	46,096	46,096	143.01	2/6/2026	34,715	11,605,919
(3), (5)	22,316	66,948	154.31	2/5/2027	33,585	11,228,137
(4), (5)	—	65,986	180.64	2/10/2028	83,754	28,000,637
Craig W. Safian
(5)	22,378	—	99.07	2/6/2024	—	—
(1), (5)	20,631	6,877	114.26	2/8/2025	5,164	1,726,428
(2), (5)	13,098	13,098	143.01	2/6/2026	9,864	3,297,732
(3), (5)	6,415	19,242	154.31	2/5/2027	9,652	3,226,857
(4), (5)	—	19,148	180.64	2/10/2028	24,304	8,125,313
Alwyn Dawkins
(5)	17,535	—	99.07	2/6/2024	—	—
(1), (5)	14,219	4,739	114.26	2/8/2025	3,559	1,189,845
(2), (5)	7,905	7,904	143.01	2/6/2026	5,952	1,989,873
(3), (5)	3,871	11,613	154.31	2/5/2027	5,825	1,947,414
(4), (5)	—	11,556	180.64	2/10/2028	14,668	4,903,806
Jules P. Kaufman
(1), (5)	12,542	4,180	114.26	2/8/2025	3,139	1,049,430
(2), (5)	7,400	7,399	143.01	2/6/2026	5,572	1,862,831
(3), (5)	3,835	11,505	154.31	2/5/2027	5,771	1,929,361
(4), (5)	—	11,556	180.64	2/10/2028	14,668	4,903,806
Robin Kranich
(1), (5)	—	4,739	114.26	2/8/2025	3,559	1,189,845
(2), (5)	—	7,904	143.01	2/6/2026	5,952	1,989,873
(3), (5)	—	11,613	154.31	2/5/2027	5,825	1,947,414
(4), (5)	—	11,556	180.64	2/10/2028	14,668	4,903,806
(1)Vest 25% per year commencing 2/8/19, generally subject to the executive’s continued service through each applicable vesting date.
(2)Vest 25% per year commencing 2/6/20, generally subject to the executive’s continued service through each applicable vesting date.
(3)Vest 25% per year commencing 2/5/21, generally subject to the executive’s continued service through each applicable vesting date.
(4)The performance restrictions for the 2021 PSU awards lapsed on December 31, 2021, and the Compensation Committee determined in February 2022 that the Company achieved maximum performance on the underlying performance goal. The amount reported represents 200% of the 2021 PSU target awards. The awards vest 25% per year commencing 2/10/22, generally subject to the executive’s continued service through each applicable vesting date.
(5)The amounts shown under Option Awards represent SARs that will be stock-settled upon exercise; accordingly, the number of shares ultimately received upon exercise will be less than the number of SARs held by the executive and reported in this table.

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Compensation Tables and Narrative Disclosures
Option Exercises and Stock Vested Table
This table provides information for the NEOs for the aggregate number of SARs that were exercised, and stock awards that vested and released, during 2021 on an aggregate basis, and does not reflect shares withheld by the Company for exercise price or withholding taxes.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Eugene A. Hall	196,587	33,171,981	79,198	13,102,166
Craig W. Safian	32,547	4,616,027	19,182	3,235,070
Alwyn Dawkins	21,675	4,923,043	13,072	2,210,585
Jules P. Kaufman	—	—	9,407	1,781,125
Robin Kranich	54,367	9,271,460	13,072	2,210,585
(1)Represents the spread between (i) the market price of our Common Stock at exercise and (ii) the exercise price for all SARs exercised during the year, multiplied by the number of SARs exercised.
(2)Represents PSUs and RSUs awarded in prior years as long-term incentive compensation released in 2021.
(3)Represents the number of shares released multiplied by the market price of our Common Stock on the release date.
Non-Qualified Deferred Compensation Table
The Company maintains a Non-Qualified Deferred Compensation Plan for certain officers and key personnel whose compensation grade profile was a 130 or higher in 2021, or those who have been previously grandfathered into the plan. This plan currently allows qualified U.S.-based employees to defer up to 50% of annual salary and/or up to 100% of annual bonus earned in a fiscal year. In addition, in 2021 the Company made a contribution to the account of each Named Executive Officer who deferred compensation equal to the amount of such executive’s contribution (not to exceed 4% of base salary and bonus), less $7,200. Deferred amounts are deemed invested in several independently-managed investment portfolios selected by the participant for purposes of determining the amount of earnings to be credited by the Company to that participant’s account. The Company may, but need not, acquire investments corresponding to the participants’ designations.
Upon termination of employment for any reason, all account balances will be distributed to the participant in a lump sum, except that a participant whose account balance is in excess of $25,000 may defer distributions for an additional year, and/or elect to receive the balance in 20, 40 or 60 quarterly installments. In the event of an unforeseen emergency (which includes a sudden and unexpected illness or accident of the participant or a dependent, a loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstance beyond the participant’s control), the participant may request early payment of his or her account balance, subject to approval.

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Compensation Tables and Narrative Disclosures
The following table provides information (in dollars) concerning contributions to the Deferred Compensation Plan in 2021 by the participating Named Executive Officers, the Company’s matching contributions, 2021 earnings, aggregate withdrawals and distributions and account balances at year-end:

Name	Executive Contributions in 2021 (2)	Company Contributions in 2021 (3)	Aggregate Earnings in 2021	Aggregate Withdrawals/ Distributions in 2021	Aggregate Balance at 12/31/21 (4)
Eugene A. Hall	84,826	77,626	48,490	(215,749)	499,043
Craig W. Safian	63,000	43,200	93,763	—	840,922
Alwyn Dawkins	52,594	34,388	64,624	(111,201)	315,638
Jules P. Kaufman	205,500	33,900	80,707	—	1,033,600
Robin Kranich	51,984	34,388	191,997	—	1,452,848
(1)All executive and Company contribution amounts in this table have been reflected in the Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the Summary Compensation Table and were not reflected in prior years’ summary compensation tables.
(2)Executive Contributions are included in the “Base Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for the NEOs.
(3)Company Contributions are included in the “All Other Compensation” column of the Summary Compensation Table, and in the “Company Match Under Non-qualified Deferred Compensation Plan” column of the Other Compensation Table for the NEOs.
(4)Amounts reported in the Aggregate Balance column reflect the cumulative value of the NEOs’ deferral activities, including executive contributions, company contributions, withdrawals and investment earnings thereon as of December 31, 2021.
Potential Payments upon Termination or Change in Control
Certain Employment Agreements with Executive Officers above contains a detailed discussion of the payments and other benefits to which our CEO and other NEOs are entitled in the event of termination of employment or upon a Change in Control. The amounts payable assuming termination under various circumstances at December 31, 2021 are set forth below. In the event of termination of employment or a termination in connection with a Change in Control, each NEO would also be entitled to receive accrued personal time off (PTO) and the balance in his or her deferred compensation plan account. Such accrued amounts are not quantified below. Except in limited circumstances for certain awards issued to Mr. Hall prior to February 7, 2019, there is no vesting of equity awards for our NEO’s based solely upon a Change in Control (i.e. without termination).
Mr. Hall, CEO
The table below quantifies (in dollars) amounts that would be payable by the Company, and the value of shares of Common Stock underlying the equity awards that would vest, to Mr. Hall (i) had his employment been terminated on December 31, 2021 (the “Termination Date”) as a result of (1) involuntary termination without cause and/or constructive termination; (2) death, disability or retirement; or (3) an involuntary termination without cause and/or constructive termination in the 24 months following a Change in Control (“Hall Double Trigger Termination”); or (ii) Change in Control only with no involuntary termination within 24 months. See Outstanding Equity Awards At Fiscal Year End Table above for

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Compensation Tables and Narrative Disclosures
a list of Mr. Hall’s unvested equity awards at the end of 2021. Mr. Hall was eligible for retirement benefits as of December 31, 2021.

Involuntary termination (severance benefits) (1)	Involuntary termination (continued vesting of equity awards) (2)	Total Involuntary termination (1) (2)	Death or disability (value of unvested equity awards) (3)	Retirement (value of unvested equity awards) (4)	Hall Double Trigger Termination (severance benefits) (5)	Hall Double Trigger Termination (acceleration of unvested equity awards) (6)	Total Hall Double Trigger Termination Benefits (5) (6)	Change in Control Only (7)
8,339,972	94,720,960	103,060,933	94,720,960	94,720,960	8,482,467	94,720,960	103,203,428	33,300,148
(1)Represents the sum of (w) three times base salary in effect at Termination Date, (x) 300% of the average actual bonus paid for the prior three years (2018, 2019 and 2020), (y) earned but unpaid 2021 bonus, and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).
(2)Represents (y) the fair market value using the closing price of our Common Stock on December 31, 2021 (the last NYSE trading day in 2021), or $334.32 (the “Year End Price”) of unvested PSUs that would have vested within 48 months following the Termination Date, plus (z) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 48 months following the Termination Date, multiplied by the number of such SARs. Since Mr. Hall is retirement-eligible, his termination would be treated as a retirement for purpose of determining additional vesting of his PSUs and SARs and he would receive full vesting of his equity awards. 2021 PSUs are adjusted based upon the performance factor determined by the Compensation Committee in early 2022.
(3)Represents (y) the fair market value using the Year End Price of all unvested PSUs, plus (z) the spread between the Year End Price and the exercise price for all in-the-money, unvested SARs, multiplied by the number of such SARs. 2021 PSUs are adjusted based upon the performance factor determined by the Compensation Committee in early 2022.
(4)Represents (y) the fair market value using the Year End Price of all unvested PSUs, plus (z) the spread between the Year End Price and the exercise price for all in-the-money, unvested SARs, multiplied by the number of such SARs. 2021 PSUs are adjusted based upon the performance factor determined by the Compensation Committee in early 2022.
(5)Represents the sum of (w) three times base salary in effect at Termination Date, (x) three times 2021 target bonus, (y) unpaid 2021 bonus, and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).
(6)Represents (y) the fair market value using the Year End Price of all unvested PSUs on the Termination Date (at actual payout level for 2021 PSUs), plus (z) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.
(7)Represents (y) the fair market value using the Year End Price of all unvested PSUs (granted prior to February 7, 2019) on the Termination Date, plus (z) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs (granted prior to February 7, 2019) on the Termination Date, multiplied by the number of such SARs.
Other Named Executive Officers
The table below quantifies (in dollars) amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to our NEOs (other than Mr. Hall) had their employment been terminated on December 31, 2021 (the “Termination Date”) as a result of (i) involuntary termination without cause and/or constructive termination; (ii) death or disability; (iii) retirement; or (iv) an involuntary termination without cause in the 12 months following a Change in Control (“NEO Double Trigger Termination”). The NEOs listed below would not receive any payment or vesting of equity awards in the event of a Change in Control only (i.e., without termination). Mr. Dawkins was eligible for

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Compensation Tables and Narrative Disclosures
retirement benefits at December 31, 2021. See Outstanding Equity Awards At Fiscal Year End Table above for a list of unvested equity awards held by each NEO at the end of 2021.

Named Executive Officer	Involuntary termination (severance benefits) (1)	Death or disability (value of unvested equity awards) (2)	Retirement (value of unvested equity awards) (3)	Value of unvested equity awards NEO Double Trigger Termination (4)	Total NEO Double Trigger Termination (1) (4)
Craig W. Safian	649,070	26,801,879	0	22,739,222	23,388,292
Alwyn Dawkins	539,070	16,452,298	14,701,305	14,000,395	14,539,465
Jules P. Kaufman	535,968	15,927,723	0	13,475,820	14,011,788
Robin Kranich	539,070	16,452,298	0	14,000,395	14,539,465
(1)Represents 12 months’ base salary in effect on the Termination Date, plus the amount of health insurance premiums for the executive, his or her spouse and immediate family for 12 months (at premiums in effect on the Termination Date) payable in accordance with normal payroll practices.
(2)Represents (x) the fair market value using the Year End Price ($334.32) of 100% of unvested PSUs, plus (y) the spread between the Year End Price and the exercise price of all in-the money unvested SARs, multiplied by the number of such SARs, plus (z) the fair market value using the Year End Price of all unvested RSUs. 2021 PSUs are adjusted based upon applicable performance metrics.
(3)Messrs. Safian and Kaufman and Ms. Kranich were not eligible for retirement benefits on the Termination Date and would have forfeited all unvested equity had they retired on the Termination Date. Mr. Dawkins was retirement eligible on the Termination Date. Pursuant to the terms of the award agreements, he would have been entitled to an additional 12 months of vesting for his 2018 and 2019 equity awards and full continued vesting for his 2020 and 2021 equity awards. Figures in the table represent (y) the fair market value using the Year End Price of all his unvested PSUs that would have been eligible to vest, plus (z) the spread between the Year End Price and the exercise price for all his unvested SARs that would have been eligible to vest, multiplied by the number of such SARs. 2021 PSUs are adjusted based upon the performance factor determined by the Compensation Committee in early 2022.
(4)Represents (x) the fair market value using the Year End Price of all unvested PSUs and RSUs on the Termination Date (at target in the case of unadjusted 2021 PSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.
Pay Ratio
The 2021 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2021, other than our CEO, Mr. Hall, was $118,762; Mr. Hall’s 2021 annual total compensation was $14,096,168 and the ratio of these amounts was 1-to-119.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described herein. For these purposes, we identified the median compensated employee using the base salary determined as of December 31, 2021 and target cash incentives for the 2021 performance year, which amounts were annualized for any employee who did not work for the entire year. We considered all of our worldwide associates when examining the pay ratio. Based on our consistently applied compensation measure, we identified a group of 10 associates within 0.1% of the median amount and calculated annual total compensation in accordance with Summary Compensation Table requirements for these associates to identify our median compensated employee.

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Compensation Tables and Narrative Disclosures
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 regarding the number of shares of our Common Stock that may be issued upon exercise of outstanding options, stock appreciation rights and other rights (including restricted stock units, performance stock units and common stock equivalents) awarded under our equity compensation plans (and, where applicable, related weighted average exercise price information), as well as shares available for future issuance under our equity compensation plans. All equity plans with outstanding awards or available shares have been approved by our stockholders.

Plan Category	Column A	Column B	Column C
	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	Weighted Average Exercise Price of Outstanding Options and Rights ($) (1)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding shares in Column A) (2)
2003 Long – Term Incentive Plan	108,005	—	—
2014 Long – Term Incentive Plan	1,699,862	145.36	4,623,915
2011 Employee Stock Purchase Plan	—	—	3,335,062
Total (3)	1,807,867	145.36	7,958,977
(1)Includes 466,998 SARs, 1,226,551 PSUs and RSUs, and 114,318 CSEs. Because there is no exercise price associated with PSUs, RSUs or CSEs, these stock awards are not included in the weighted-average exercise price calculation presented in Column B. For SARs, includes the number of shares of Common Stock that would be issuable based on the difference between the closing price of our Common Stock on December 31, 2021 ($334.32) and the exercise price of in-the-money SARs as of that date.
(2)With respect to SARs, includes the number of shares of Common Stock that would be withheld for the exercise price of in-the-money SARs based on the closing price of our Common Stock on December 31, 2021 ($334.32).
(3)In addition, the Company has outstanding equity compensation awards that the Company assumed in the acquisition of CEB, Inc. (“CEB”). These awards were granted by CEB under its 2012 Stock Incentive Plan (the “CEB Plan”) in the period between 2012 to the closing of the acquisition by the Company and were converted into an adjusted number of Company shares. As of December 31, 2021, there were a total of 6,693 Company shares subject to assumed CEB restricted stock units. No additional restricted stock units, options or other awards have been granted under the CEB Plan since the closing of the acquisition and no new awards will be granted in the future under that plan.

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PROPOSAL TWO:
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution subject to stockholder vote to approve the compensation of our NEOs. The stockholder vote on this resolution is advisory only. However, the Compensation Committee and the Board will consider the voting results when making future executive compensation decisions.
The text of the resolution in respect of Proposal No. 2 is as follows:
Resolved, that the compensation of Gartner’s Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
In considering your vote, stockholders may wish to review with care the information on Gartner’s compensation policies and decisions regarding the NEOs presented in the CD&A on pages 17-26, including, in particular, the information concerning Company performance included in the Executive Summary on pages 17-18 and highlights of our Compensation Practices on pages 18-19.
In particular, stockholders should note that the Compensation Committee bases its executive compensation decisions on the following:

➣	the need to attract, motivate and retain highly talented, creative and entrepreneurial individuals in a highly competitive industry and marketplace;
➣
the need to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components which have led executives to deliver outstanding performance for the past several years;

➣	comparability to the practices of peers in our industry and other comparable companies generally based upon available benchmarking data; and
➣	the alignment of our executive compensation programs with stockholder value through heavily weighted performance-based compensation elements.
As noted in the Executive Summary commencing on page 17, 2021 was a year of strong performance for Gartner despite challenges caused by the COVID-19 pandemic. We believe this strong performance is largely a result of the agility, focus and skill of our executive leadership team. The Board believes that Gartner’s executive compensation program has a proven record of effectively driving superior levels of financial performance, stockholder value, alignment of pay with performance, high ethical standards and attraction and retention of highly talented executives.
RECOMMENDATION OF OUR BOARD
Our Board unanimously recommends that you vote FOR the foregoing resolution to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
________________

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PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the 2022 fiscal year. Additional information concerning the Audit Committee and its activities with KPMG can be found in the Audit Committee Report and the Principal Accountant Fees and Services below.
The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. Ratification by the stockholders of the appointment of KPMG is not required by law, the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG for stockholder ratification to ascertain stockholders’ views on the matter. Representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
Principal Accountant Fees and Services
The following table presents fees for professional services rendered by KPMG for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting during the years ended December 31, 2021 and 2020, and fees for other services rendered by KPMG during those periods:

Types of Fees	2020 ($)	2021 ($)
Audit Fees	5,689,000	5,564,000
Audit-Related Fees	323,000	201,000
Tax Fees	1,456,000	1,156,000
All Other Fees	—	—
Total Fees	7,468,000	6,921,000
Audit Fees
Audit fees relate to professional services rendered by KPMG for the audit of the Company’s annual consolidated financial statements contained in its Annual Report on Form 10-K, audit of internal controls over financial reporting, and the review of the Company’s quarterly financial statements contained in its Quarterly Reports on Form 10-Q, as well as work performed in connection with statutory and regulatory filings. The amounts noted above include reimbursement for direct out-of-pocket travel and other sundry expenses.
Audit-Related Fees
Audit-related fees relate to professional services for assurance and audit-related services performed for the Company or its subsidiaries but not directly related to the audits. Audit-Related fees include attestation or agreed upon procedures related to certain statutory requirements or local reporting requirements and issuance of the comfort letters related to the Company’s debt issuance.
Tax Fees
Tax fees relate to professional services rendered by KPMG for permissible tax compliance in international and domestic locations, tax advice, tax planning, and transfer pricing.
All Other Fees
This category of fees covers all fees for any permissible service not included in the above categories.

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Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
Pre-Approval Policies
The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by KPMG. These services may include domestic and international audit services, audit-related services, tax services and other services. At the beginning of each fiscal year, the Audit Committee pre-approves aggregate fee limits for specific types of permissible services (e.g., domestic and international tax compliance and tax planning services; transfer pricing services, audit-related services and other permissible services) to allow management to engage KPMG expeditiously as needed when projects arise. At each regular quarterly meeting, KPMG and management report to the Audit Committee regarding the services for which the Company has engaged KPMG in the immediately preceding fiscal quarter in accordance with the pre-approved limits, and the related fees for such services as well as year-to-date cumulative fees for KPMG services. Pre-approved limits may be adjusted as necessary during the year, and the Audit Committee may also pre-approve particular services on a case-by-case basis. All services provided by KPMG in 2021 were pre-approved by the Audit Committee.
AUDIT COMMITTEE REPORT
Pursuant to its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has reviewed and discussed with management and with KPMG Gartner’s audited consolidated financial statements for the year ended December 31, 2021. The Audit Committee has discussed with KPMG the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission. The Audit Committee has received the written disclosures and letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG that firm’s independence.
Based on the review and discussions noted above, as well as discussions regarding Gartner’s internal control over financial reporting and discussions with Gartner’s Internal Audit function, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2021 be included in Gartner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.
Audit Committee of the Board of Directors
Richard J. Bressler
Karen E. Dykstra
James C. Smith
RECOMMENDATION OF OUR BOARD
Our Board unanimously recommends that you vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.
________________

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of shares of our Common Stock as of April 7, 2022 (including shares that will release or are or will become exercisable within 60 days following April 7, 2022) held by: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each NEO; and (iv) all directors, NEOs and other current executive officers as a group. Percentage computations are based on 81,164,764 shares of Common Stock outstanding on April 7, 2022. Unless otherwise indicated, the address for those listed below is c/o Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06902. The amounts shown do not include CSEs that release upon termination of service as a director, or deferred RSUs that will not release within 60 days. Since all stock appreciation rights (SARs) are stock-settled (i.e., shares are withheld for the payment of exercise price and taxes), the number of shares ultimately issued upon settlement will be less than the number of SARs exercised. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table directly own, and have sole voting and investment power with respect to, all shares of Common Stock shown as beneficially owned by them. To the Company’s knowledge, none of these shares has been pledged.

Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Peter E. Bisson	1,743	*
Richard J. Bressler	29,137	*
Raul E. Cesan (1)(2)	104,429	*
Karen E. Dykstra	15,540	*
Diana S. Ferguson (3)	710	*
Anne Sutherland Fuchs (1)	19,679	*
William O. Grabe (1)(4)	27,764	*
Stephen G. Pagliuca (1)	65,363	*
Eileen M. Serra	999	*
James C. Smith (1)(5)	915,637	1.1
Eugene A. Hall (6)	1,347,126	1.7
Craig W. Safian (7)	149,123	*
Alwyn Dawkins (8)	105,077	*
Jules Kaufman (9)	56,675	*
Robin Kranich (10)	26,489	*
All current directors, NEOs and other executive officers as a group (23 persons) (11)	3,035,653	3.7
The Vanguard Group, Inc. (12) 100 Vanguard Blvd., Malvern, PA 19355	9,095,452	11.2
BlackRock, Inc. (13) 55 East 52nd Street, New York, NY 10055	6,273,247	7.7
Baron Capital Group, Inc. (14) 767 Fifth Avenue, New York, NY 10153	5,350,293	6.6
Polen Capital Management, LLC (15) 1825 NW Corporate Blvd., Suite 300, Boca Raton, FL 33431	4,579,209	5.6
*    Less than 1%
(1)Includes 1,029 RSU shares that will release within 60 days.
(2)Includes 30,000 shares held by a family foundation as to which Mr. Cesan may be deemed a beneficial owner.
(3)Includes 660 RSU shares that will release within 60 days.
(4)Includes 26,665 shares held by a grantor retained annuity trust (GRAT). These shares are held in trust for the benefit of Mr. Grabe and his children. Mr. Grabe is the Trustee of the GRAT.

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Security Ownership of Certain Beneficial Owners and Management
(5)Includes 206,900 shares held by a family foundation as to which Mr. Smith may be deemed a beneficial owner.
(6)Includes 157,602 vested and exercisable stock appreciation rights (“SARs”).
(7)Includes 87,149 vested and exercisable SARs.
(8)Includes 58,981 vested and exercisable SARs.
(9)Includes 9,112 shares held by family trusts as to which Mr. Kaufman may be deemed a beneficial owner and 38,381 vested and exercisable SARs.
(10)Includes 15,451 vested and exercisable SARs.
(11)Includes 5,805 RSUs shares that will release within 60 days, and 471,745 SARs that are, or will become within 60 days, vested and exercisable.
(12)Beneficial ownership information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. The Vanguard Group has shared voting power over 140,433 shares, sole dispositive power over 8,753,321 shares and shared dispositive power over 342,131 shares.
(13)Beneficial ownership information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022. BlackRock, Inc. has sole voting power over 5,424,635 shares and sole dispositive power over 6,273,247 shares.
(14)Beneficial ownership information is based on a Schedule 13G/A filed by Baron Capital Group, Inc., BAMCO, Inc., a subsidiary of Baron Capital Group, Inc., Baron Capital Management, Inc., a subsidiary of Baron Capital Group, Inc., and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc., with the SEC on February 14, 2022. BAMCO, Inc. has shared voting power of     4,994,018 shares and shared dispositive power of 5,102,750 shares. Baron Capital Group, Inc. has shared voting power of 5,241,561 shares and shared dispositive power of 5,350,293 shares. Baron Capital Management, Inc. has shared voting power and shared dispositive power of 247,543 shares. Mr. Baron has shared voting power of 5,241,561 shares and shared dispositive power of 5,350,293 shares.
(15)Beneficial ownership information is based on a Schedule 13G/A filed by Polen Capital Management, LLC with the SEC on February 10, 2022. Polen Capital Management, LLC has sole voting power and sole dispositive power with respect to all of the shares.
In addition to the shares shown in the table above, as of April 7, 2022, the following Directors had CSE’s that release upon termination of service as a director: Mr. Bisson, 2,690; Mr. Bressler, 19,981; Mr. Cesan, 1,063; Ms. Dykstra, 9,994; Ms. Ferguson, 81; Ms. Fuchs, 29,577; Mr. Grabe, 47,197; Mr. Pagliuca, 1,668; and Ms. Serra, 1,952. See “Compensation of Directors” on page 6 for a description of CSEs issued to directors.

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TRANSACTIONS WITH RELATED PERSONS
Gartner provides actionable, objective insight to executives and their teams for more than 15,000 enterprises in approximately 100 countries and territories — across all major functions, in every industry and enterprise size. Because of our worldwide reach, it is not unusual for Gartner to engage in ordinary course of business transactions involving the sale of research or consulting services with entities in which one of our directors, executive officers or a greater than 5% owner of our stock, or immediate family member of any of them, may also be a director, executive officer, partner or investor, or have some other direct or indirect interest. We will refer to these transactions generally as related party transactions.
Our Governance Committee reviews all related party transactions to determine whether any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, has a material direct or indirect interest, or whether the independence from management of our directors may be compromised as a result of the relationship or transaction. Our Board Principles and Practices, which are posted on https://investor.gartner.com, require directors to disclose all actual or potential conflicts of interest regarding a matter being considered by the Board or any of its committees and to excuse themselves from that portion of the Board or committee meeting at which the matter is addressed to permit independent discussion. Additionally, the member with the conflict must abstain from voting on any such matter. The Governance Committee is charged with resolving any conflict of interest issues brought to its attention and has the power to request the Board to take appropriate action, up to and including requesting the involved director to resign. Our Audit Committee and/or Board reviews and pre-approves all material related party transactions involving our directors in accordance with applicable provisions of Delaware law and with the advice of counsel, if deemed necessary.
The Company maintains a written related party transactions policy and a written conflict of interest policy, which are posted on our intranet. The conflict of interest policy prohibits all Gartner employees, including our executive officers, from engaging in any personal, business or professional activity which conflicts with or appears to conflict with their employment responsibilities and from maintaining financial interests in entities that could create an appearance of impropriety in their dealings with the Company. Additionally, the policy prohibits all Gartner employees from entering into agreements on behalf of Gartner with any outside entity if the employee knows that the entity is a related party to a Gartner employee; i.e., that the contract would confer a financial benefit, either directly or indirectly, on a Gartner employee or his or her relatives. All potential conflicts of interest and related party transactions involving Gartner employees must be reported to, and pre-approved by, the General Counsel.
Since January 1, 2021, there were no related party transactions in which any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, had or will have a direct or indirect material interest.

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PROXY AND VOTING INFORMATION
Information Concerning Proxy Materials and the Voting of Proxies
How can I participate in the 2022 Annual Stockholders’ Meeting?
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/IT2022. Online check-in will be available approximately 15 minutes before the meeting starts. Stockholders of record as of the close of business on April 7, 2022, the Record Date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the Record Date during the Annual Meeting, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/IT2022, enter the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”), and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
Stockholders may submit questions during the Annual Meeting. Questions may be submitted during the Annual Meeting at www.virtualshareholdermeeting.com/IT2022. The company will try to answer as many questions as possible during the time scheduled. Additional information regarding the question and answer process, including the types and number of questions permitted, and the time allotted for the question and answer session, will be available in the Annual Meeting rules of conduct and procedures, which will be posted at the virtual Annual Meeting website during the Annual Meeting.
Why is it Important to Vote?
Voting your shares is important to ensure that you have a say in the governance of the Company. Additionally, repeated failure to vote may subject your shares to risk of escheatment. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in the future of Gartner.
Why Did You Receive a Notice Regarding Availability of Proxy Materials?
The Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to their stockholders via the Internet. This “e-proxy” process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs and reducing the environmental impact of our annual meeting. Accordingly, on April 18, 2022, we mailed to our stockholders (other than those who previously have requested printed proxy materials) a Notice. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access our proxy materials for the Annual Meeting on a website, how to request a printed copy of the proxy materials and how to vote your shares. We will mail printed copies of our proxy materials to those stockholders who have already elected to receive printed proxy materials.
If Your Shares Are Held in “Street Name,” How Are Your Shares Voted?
If you are the beneficial owner of shares (meaning that your shares are held in the name of a bank, brokerage or other nominee; i.e., “street name” accounts), you may receive a Notice from that firm containing instructions you must follow in order for your shares to be voted. Additionally, under applicable New York Stock Exchange (“NYSE”) rules relating to the discretionary voting of proxies, banks, brokers and other nominees are not permitted to vote shares with respect to “non-routine” matters, such as the election of directors and the say on pay proposal presented this year without instructions from the beneficial owner, except they may, but are not required to vote without instructions on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm. Therefore, beneficial holders are advised that, if they do not timely provide instructions to their bank, broker or other nominee, their shares will not be voted in connection with Proposals One and Two, but may be voted in connection with Proposal Three. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the annual meeting.

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Proxy and Voting Information
If You Are the Holder of Record of Your Shares, How Are Your Shares Voted?
If you are the holder of record of your shares, you will either receive a Notice or printed proxy materials if you have already elected to receive printed materials. The Notice will contain instructions you must follow to vote your shares. If you received proxy materials in paper form, the materials include a proxy card instructing the holder of record how to vote the shares.
How Can You Get Electronic Access to Proxy Materials?
The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. Additionally, proxy materials are available on www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number(s) located on your Notice to access the proxy materials online.
How Can You Request Paper or Email Copies of Proxy Materials?
If you received a Notice by mail, you will not receive a printed copy of the proxy materials. If you want to receive paper or email copies of the proxy materials, you must request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before May 21, 2022. To request paper or email copies, stockholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your control number(s) (located on your Notice) in the subject line.
How Can You Sign Up to Receive Future Proxy Materials Electronically?
You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail printed materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under How Can You Vote to vote using the Internet and vote your shares. After submitting your vote, follow the prompts to sign up for electronic delivery.
What is “Householding”?
We have adopted “householding” procedures that allow us to deliver proxy materials more cost-effectively. If you are a beneficial owner of shares and you and other residents at your mailing address share the same last name and also own shares of common stock in an account at the same bank, brokerage, or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders participating in householding continue to receive separate proxy cards and control numbers for voting electronically.
We will deliver promptly a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered. A stockholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing to Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.
Beneficial owners of shares who share an address and receive multiple copies of the proxy materials but want to receive only a single copy of these materials in the future should contact their bank, brokerage or other nominee and make this request.

Who Can Vote at the Annual Meeting?
Only stockholders of record at the close of business on April 7, 2022 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 81,164,764 shares of Common Stock outstanding and eligible to be voted. This amount does not include treasury shares which are not voted.

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Proxy and Voting Information
How Can You Vote?
You may vote using one of the following methods:

➣	Internet
You may vote on the Internet up until 11:59 PM Eastern Time on June 1, 2022 by going to the website for Internet voting on the Notice or your proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

➣	Telephone
You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time on June 2, 2022, and following pre-recorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

➣	Mail	If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717.
➣	At the meeting	You may vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/IT2022 and using your control number.
All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted for each proposal as our Board recommends.
How to Revoke Your Proxy or Change Your Vote
A later vote by any means will cancel an earlier vote. You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by giving written notice of revocation to: Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212; or submitting another timely proxy by the Internet, telephone or mail; or voting at the Annual Meeting. If there is a physical meeting in Stamford, Connecticut and your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting you must obtain a proxy executed in your favor from your bank, broker or other holder of record and bring it to the Annual Meeting in order to vote. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.
How Many Votes You Have
Each stockholder has one vote for each share of our Common Stock owned on the Record Date for all matters being voted on.

Quorum
A quorum is constituted by the presence, in person or by proxy, of holders of our Common Stock representing a majority of the number of shares of Common Stock entitled to vote. Abstentions and broker non-votes (described above) will be considered present to determine a quorum.
Votes Required
Proposal One: Each nominee must receive more “FOR” votes than “AGAINST” votes to be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. Any nominee who fails to achieve this threshold must tender his or her resignation from the Board pursuant to the Company’s majority vote standard.
Proposals Two and Three: The affirmative “FOR” vote of a majority of the votes of shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve Proposal Two—the advisory (non-binding) approval of the Company’s executive compensation and Proposal Three—the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. For Proposals Two and Three, abstentions have the same effect as “AGAINST” votes. Broker non-votes, if any, will have no effect on the outcome of these matters.
If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote on those matters for you. If for any reason any of the nominees is not available as a candidate for director at the Annual Meeting, the persons named as proxies will vote your proxy for such other

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Proxy and Voting Information
candidate or candidates as may be nominated by the Board of Directors. As of the date of this Proxy Statement, we were unaware of any other matter to be raised at the Annual Meeting.
What Are the Recommendations of the Board?
The Board of Directors recommends that you vote:

✓ FOR	Election of each of the eleven nominees to our Board of Directors
✓ FOR	Approval, on an advisory basis, of the compensation of our named executive officers
✓ FOR	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year
Who Is Distributing Proxy Materials and Bearing the Cost of the Solicitation?
This solicitation of proxies is being made by the Board of Directors and we will bear the entire cost of this solicitation, including costs associated with mailing the Notice and related Internet access to proxy materials, the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation material that we may provide to stockholders. Gartner will request brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to solicit proxies from these persons and will pay the costs associated with such activities. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic mail and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services. We have also retained Georgeson LLC to assist with the solicitation of proxies at an anticipated cost of $8,000, which will be paid by the Company.

Where can I find the voting results of the Annual Meeting?
We will disclose voting results on a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting, which will also be available on our investor relations website – https://investor.gartner.com.
Who Can Answer Your Questions?
If you have questions about this Proxy Statement or the Annual Meeting, please call our Investor Relations Department at (203) 316-6537.
Stockholder Communications
Stockholders and other interested parties may communicate with any of our directors, including our Chairman of the Board, by writing to them c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. 10212, Stamford, CT 06904-2212. All communications other than those which on their face are suspicious, inappropriate or illegible will be delivered to the director to whom they are addressed.
Available Information
Our website address is www.gartner.com. The investor relations section of our website is located at https://investor.gartner.com and contains, under the “Governance Documents” link, which can be found on the “Governance” tab, current electronic printable copies of our:

➣	CEO & CFO Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers
➣	Code of Conduct, which applies to all Gartner officers, directors and employees
➣	Principles and Practices of the Board of Directors, the corporate governance principles that have been adopted by our Board
➣	Audit Committee Charter
➣	Compensation Committee Charter
➣	Governance/Nominating Committee Charter
This information is also available in print to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212.

2022 Proxy Statement	49

Proxy and Voting Information
Process for Submission of Stockholder Proposals for our 2023 Annual Meeting
The Company has adopted advance notice requirements related to stockholder business, including director nominations. These requirements are contained in our Bylaws, which can be found at https://investor.gartner.com, under the “Governance Documents” link, which can be found on the “Governance” tab and are summarized below. This summary is qualified by reference to the full Bylaw provision.

Proposals for Inclusion in our Proxy Statement
To be considered for inclusion in the proxy statement and proxy card for the 2023 Annual Meeting, proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and stockholder director nominations pursuant to the proxy access provisions of the Bylaws must be submitted in writing to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212, and must be received no later than 5:00 p.m. Eastern Time, on December 19, 2022 and, in the case of a proxy access nomination, no earlier than November 19, 2022. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.
Other Proposals
If you are a stockholder of record and you want to nominate a director or introduce a proposal on other business at the 2023 Annual Meeting without having it included in our proxy materials, you must deliver written notice no earlier than the close of business on February 2, 2023 and no later than 5:00 p.m. Eastern Time on March 4, 2023; provided, however, that if the date of the 2023 Annual Meeting is more than 30 days before or after the anniversary date of this year’s Annual Meeting, then you must deliver your written notice no earlier than the close of business 120 days prior to the 2023 Annual Meeting and no later than the close of business 90 days prior to the 2023 Annual Meeting or the 10th day after the Company publicly announces the date of the 2023 Annual Meeting. The notice of such nomination or proposal must comply with the Bylaws.
If you do not comply with all of the provisions of our advance notice requirements, then your proposal may not be brought before the 2023 Annual Meeting. All stockholder notices should be addressed to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212. In addition, a stockholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions of the Bylaws must provide notice to the Secretary of the Company regarding such intent no later than 5:00 p.m. Eastern Time on April 3, 2023.
Annual Report
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 10-K”) has been filed with the Securities and Exchange Commission and is available at www.sec.gov. You may also obtain a copy at https://investor.gartner.com. A copy of the 2021 10-K is also contained in our 2021 Annual Report to Stockholders, which accompanies this Proxy Statement. A copy of the 2021 10-K will be mailed, without charge, to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212.
By Order of the Board of Directors
Jules Kaufman
Secretary
Stamford, Connecticut
April 18, 2022

2022 Proxy Statement	50

Gartner

GARTNER, INC.
ATTN: INVESTOR RELATIONS
56 TOP GALLANT ROAD
STAMFORD, CT 06902

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IT2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67732-P68938 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GARTNER, INC.

The Board of Directors recommends you vote FOR each nominee under Proposal 1.

1. Election of Directors to be elected for terms expiring in 2023:

Nominees:	**For**	**Against**	**Abstain**
1a. Peter E. Bisson	☐	☐	☐
1b. Richard J. Bressler	☐	☐	☐
1c. Raul E. Cesan	☐	☐	☐
1d. Karen E. Dykstra	☐	☐	☐
1e. Diana S. Ferguson	☐	☐	☐
1f. Anne Sutherland Fuchs	☐	☐	☐
1g. William O. Grabe	☐	☐	☐
1h. Eugene A. Hall	☐	☐	☐
1i. Stephen G. Pagliuca	☐	☐	☐
1j. Eileen M. Serra	☐	☐	☐
1k. James C. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2022 fiscal year.	☐	☐	☐

Please sign as name appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D67733-P68938

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GARTNER, INC.

The undersigned hereby appoint(s) Eugene A. Hall, Craig W. Safian and Jules P. Kaufman and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorize(s) them to represent and to vote as provided on the other side, all the shares of Gartner, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Gartner, Inc. to be held June 2, 2022, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL 1, FOR PROPOSAL 2 AND PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE OR FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE).

(Continued and to be marked, dated and signed, on the other side)